     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                         ------------------------------

                         KOSAN BIOSCIENCES INCORPORATED
             (Exact name of Registrant as specified in its charter)

             CALIFORNIA                               8731                               94-3217016
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                            ------------------------

                             3832 BAY CENTER PLACE
                               HAYWARD, CA 94545
                                 (510) 732-8400
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                         ------------------------------

                          DANIEL V. SANTI, M.D., PH.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         KOSAN BIOSCIENCES INCORPORATED
                             3832 BAY CENTER PLACE
                               HAYWARD, CA 94545
                                 (510) 732-8400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                  BLAIR W. STEWART                                    RICHARD R. PLUMRIDGE
                  ANGELA CORSILLES                                     DARREN R. HENSLEY
                  JASON BRANDWENE                                      PATRICIA A. ELIAS
          WILSON SONSINI GOODRICH & ROSATI                      BROBECK, PHLEGER & HARRISON LLP
                 650 PAGE MILL ROAD                             370 INTERLOCKEN BLVD., SUITE 500
                PALO ALTO, CA 94304                                BROOMFIELD, COLORADO 80021
                   (650) 493-9300                                        (303) 410-2000

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                   AMOUNT         OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
        SECURITIES TO BE REGISTERED            TO BE REGISTERED           SHARE                PRICE          REGISTRATION FEE
Common Stock, $0.001 par value..............       shares(1)                $               $80,000,000            $21,120

(1) Includes       shares which the Underwriters have the option to purchase to cover over-allotments, if any.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PRELIMINARY PROSPECTUS                Subject to completion dated March 31, 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

--------------------------------------------------------------------------------
            Shares

[LOGO]

Common Stock
------------------------------------------------------------

This is our initial public offering of shares of common stock. No public market currently exists for our common stock. We expect the public offering price to be
between $     and $     per share.

We have applied to have our common stock listed on the Nasdaq National Market under the symbol "KOSN."

BEFORE BUYING ANY SHARES YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR COMMON STOCK UNDER "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                 Per
                                                                Share     Total
--------------------------------------------------------------------------------
Public offering price                                          $          $
--------------------------------------------------------------------------------
Underwriting discounts and commissions                         $          $
--------------------------------------------------------------------------------
Proceeds, before expenses, to Kosan                            $          $
--------------------------------------------------------------------------------

The underwriters may also purchase up to       shares of common stock from us at
the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. This option may be exercised to cover over-allotments, if any. If the option is exercised in full, the total
underwriting discounts and commissions will be $      , and the total proceeds,
before expenses, to Kosan will be $      .

The underwriters are offering the common stock as set forth under
"Underwriting." Delivery of the shares will be made on or about             ,
2000.

Warburg Dillon Read LLC

                               CIBC World Markets

                                                    Prudential Vector Healthcare
                                           a unit of Prudential Securities

                                    ARTWORK

[DESCRIPTION OF ARTWORK]

[Front cover

"POLYKETIDE GENE MANIPULATIONS" The art shows 4 cells (arranged vertically or diagonally), each containing a polyketide gene with modules of different color; an arrow leads from one cell to the next indicating a conversion, and each cell has an arrow to a polyketide structure, indicating the production of that polyketide. Each conversion has an explanatory caption by its side. The conversions indicated by color and size changes are heterologous expression, gene manipulation and chemobiosynthesis.

Following is the text that will be presented with the artwork:

Polyketide Gene Manipulations

We have proprietary gene-manipulating technologies that enable the alteration and production of polyketides, an important class of natural products that have yielded many pharmaceuticals.

[The captions adjacent to the art are:]

HETEROLOGOUS OVER-EXPRESSION. We transfer polyketide genes from their host organisms that produce only small amounts to our genetically modified hosts to allow increased production of polyketides for commercialization.

GENE ALTERATION. We change the order of polyketide genes to make specific changes in a polyketide and produce novel analogs.

CHEMOBIOSYNTHESIS. We disable an early part of a polyketide gene which allows us to feed chemically prepared fragments into later parts of the polyketide and incorporate them into the polyketide.]

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS."

OUR BUSINESS

    We are a biotechnology company that focuses on the genetic manipulation of an important class of organic, natural molecules known as polyketides. We are using our proprietary gene manipulating technologies to generate a pipeline of potentially high-value pharmaceutical product candidates. Due to their natural bioactivity and many built-in properties, polyketides have been a rich source of pharmaceutical products for many uses, including antibiotics, anticancer drugs, cholesterol-lowering drugs, immunosuppressants and other therapeutics, as well as animal health and agricultural products. Currently, natural or semi-synthetic polyketide pharmaceuticals represent over 20 products industry-wide, with sales exceeding $10 billion per year.

    We are the leader in the alteration of polyketides through gene manipulations. Polyketides are structurally complex molecules that are not easy to make or modify by chemical means. Using our technologies, we can make and modify polyketides in ways chemists cannot. Our approach mimics, accelerates and expands the evolutionary process that gave rise to this important class of molecules. We use our technologies to:

    - create novel, improved versions of currently marketed high-value pharmaceuticals;

    - modify an existing polyketide used in one therapeutic area to create a novel polyketide to be used in another;

    - transfer polyketide genes from their natural hosts to our optimized hosts to enable large-scale production of the polyketides; and

    - expand significantly the potential repertoire of natural product libraries to provide a source for the discovery of new product candidates.

OUR STRATEGY

    Our goal is to translate our technologies into a pipeline of high-value drug candidates, and to advance our candidates into clinical trials. Our technology platform has five components: polyketide gene alteration, chemo-biosynthesis, heterologous over-expression, combinatorial biosynthesis and screening libraries. Together, our technologies allow us to modify, create and produce novel polyketides and polyketide libraries. We aim to:

    - maximize the value and minimize the risk associated with new drug development by focusing on analogs of polyketides with known utility, safety and market potential;

    - establish collaborative relationships with large pharmaceutical companies to develop our most complex projects through clinical trials and into the market, as well as to prepare and screen our polyketide libraries; and

    - expand and enhance our enabling technology platform to maintain our leadership position and amplify our capabilities.

OUR PRODUCT DEVELOPMENT OPPORTUNITIES

    We have six primary programs for the discovery and development of novel polyketides for bacterial infections, gastrointestinal motility disorders, mucus hypersecretion, cancer, immunosuppression and nerve regeneration. These programs were selected because they represent opportunities where our technologies could improve upon existing products or fill unmet needs, and because they address very large markets. In infectious disease, we rapidly identified several polyketide antibiotic lead product candidates that are effective against organisms resistant to existing related products. We have developed these candidates in collaboration with The R.W. Johnson Pharmaceutical Research Institute, a Johnson & Johnson company.

                                 THIS OFFERING

    UNLESS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS ASSUMES:

    - THE AUTOMATIC CONVERSION OF ALL OUTSTANDING SHARES OF OUR PREFERRED STOCK INTO 4,073,573 SHARES OF COMMON STOCK, INCLUDING 804,196 SHARES OF
      SERIES C ISSUED IN MARCH 2000, UPON THE CLOSING OF THIS OFFERING;

    - NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION TO PURCHASE UP TO SHARES; AND

    - OUR REINCORPORATION IN DELAWARE PRIOR TO THE CLOSING OF THIS OFFERING.

Common stock offered by us................  shares

Common stock to be outstanding after this
  offering................................  shares(1)

Proposed Nasdaq National Market symbol....  KOSN

Use of proceeds...........................  We intend to use the net proceeds from this offering for advancing our product candidates through preclinical and
                                            later-stage development, discovering new product
                                            candidates, expanding our technology platform, including
                                            through in-licensing opportunities or acquisition of
                                            complementary technologies, capital expenditures,
                                            working capital, general corporate purposes and possible
                                            future acquisitions. See "Use of Proceeds."

------------------------

(1) The number of shares of common stock to be outstanding after this offering excludes:

    - 1,700,000 shares of common stock reserved for issuance under our 1996 Stock Option Plan, including 800,000 shares authorized following December 31, 1999, of which 455,900 shares are subject to outstanding options at December 31, 1999 with a weighted average exercise price of $0.87 per share;

    - 100,000 shares of common stock reserved for issuance under our 2000 Employee Stock Purchase Plan approved in March 2000; and

    - 100,000 shares of common stock reserved for issuance under our 2000 Non-Employee Director Stock Option Plan approved in March 2000.

    Our principal executive offices are located at 3832 Bay Center Place, Hayward, California, 94545. Our phone number is (510) 732-8400. Our website is http://www.kosan.com. We do not intend for the information found on our website to be incorporated into or be a part of this prospectus.

                             SUMMARY FINANCIAL DATA

    The following tables summarize our financial data, and should be read together with our financial statements and the related notes, the "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The pro forma information contained in the statement of operations data gives effect to the automatic conversion of all convertible preferred stock upon the completion of this offering. The pro forma balance sheet data reflects the sale of 804,196 shares of preferred stock on March 30, 2000 at a price of $31.00 per share, less expenses, and the automatic conversion of all outstanding shares of preferred stock into common stock on a one-to-one basis upon the closing of the offering. The pro forma as adjusted balance sheet data reflects the automatic conversion of our preferred stock into common stock on a one-to-one basis and the sale of
      shares of our common stock at an assumed price to the public of $      per
share, after deducting the underwriting discounts, commissions and estimated offering expenses payable by us, resulting in net proceeds of approximately
$      .

                                                                       YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------
STATEMENT OF OPERATIONS DATA:                                    1997            1998            1999
-----------------------------                                 ----------      ----------      ----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total revenue...............................................    $   287         $ 1,236         $ 5,346
Total operating expenses....................................      2,379           5,021          10,400
Operating loss..............................................     (2,092)         (3,785)         (5,054)
Net loss....................................................    $(1,994)        $(3,267)        $(4,401)
                                                                =======         =======         =======
Historical net income (loss) per share, basic and diluted...    $ (1.46)        $ (2.30)        $ (2.93)
                                                                =======         =======         =======
Historical weighted average shares outstanding..............      1,365           1,423           1,503
Pro forma net loss per share................................                                    $ (0.92)
                                                                                                =======
Pro forma weighted average shares outstanding...............                                      4,772

                                                                   AS OF DECEMBER 31, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
BALANCE SHEET DATA:                                            ACTUAL    PRO FORMA   AS ADJUSTED
-------------------                                           --------   ---------   -----------
                                                                        (IN THOUSANDS)
Cash, cash equivalents and short-term investments...........  $  2,022    $26,622
Working capital.............................................       750     25,350
Long-term investments.......................................     8,442      8,442
Total assets................................................    14,157     38,757
Capital lease and debt obligations, less current portion....     1,591      1,591
Accumulated deficit.........................................   (11,593)   (11,593)
Stockholders' equity........................................    10,471     35,071

                                  RISK FACTORS
--------------------------------------------------------------------------------

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION.

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF NET LOSSES. WE ARE IN AN EARLY STAGE OF DEVELOPMENT AND WE MAY NEVER SELL PRODUCTS OR BECOME PROFITABLE.

    We commenced operations in 1996 and are still in an early stage of development. We have not commercialized any products and we have incurred significant losses to date. As of December 31, 1999, we had an accumulated deficit of approximately $11.6 million. If we are ever to obtain revenue from the sales of our products, we must successfully develop, test, obtain regulatory approval for, manufacture, market and sell our products. To date, our revenues have been solely from collaborations and government grants. Our expenses have consisted principally of costs incurred in research and development and from general and administrative costs associated with our operations. We have incurred net losses since our inception, including a net loss of approximately $4.4 million for the year ended December 31, 1999. We expect our expenses to increase and to continue to incur operating losses for at least the next several years as we continue our research and development efforts for our product candidates. The amount of time necessary to successfully commercialize any of our product candidates is long and uncertain and successful commercialization may not occur at all. As a result, we may never become profitable.

WE MAY NOT BE SUCCESSFUL IN THE DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS.

    Our technologies are new and our product candidates are in the early stage of development. We may not develop products that prove to be safe and effective, meet applicable regulatory standards, are capable of being manufactured at reasonable costs, or can be marketed successfully. Successful products will require significant development and investment, including testing, to demonstrate their safety and efficacy prior to their commercialization. We have not proven our ability to develop and commercialize products. We must conduct a substantial amount of additional research and development before any regulatory authority will approve any of our products. Our research and development and clinical trials may not indicate that our products are safe and effective, in which case regulatory authorities are likely not to approve them. In addition, even if our research and development efforts are successfully completed, our products may not perform in the manner we anticipate, and may not be accepted for use by the public.

IF OUR DEVELOPMENT COLLABORATIONS WITH OTHER PARTIES FAIL, THE DEVELOPMENT AND COMMERCIALIZATION OF OUR PRODUCTS WILL BE DELAYED OR STOPPED.

    Because we do not currently possess the resources necessary to develop and commercialize potential products that may result from our technologies, or the resources to complete any approval processes which may be required for these products, we must enter into collaborative arrangements to develop and commercialize our product candidates. We have entered into a collaborative agreement with The R.W. Johnson Pharmaceutical Research Institute and Ortho-McNeil Pharmaceutical, Inc., both Johnson & Johnson companies, to fund a research and development program. This agreement expires on December 28, 2000 unless it is extended. If it is not extended or renewed, or if we do not enter into new collaborative agreements, then our revenues will be reduced, and our product candidates may not be developed or commercialized.

    We have limited or no control over the resources that any collaborator may devote to our product candidates. Our present or future collaborators may not perform their obligations as expected. These collaborators may breach or terminate their agreements with us or otherwise fail to conduct their collaborative activities successfully and in a timely manner. Further, our collaborators may elect not to develop product candidates arising out of our collaborative arrangements, fail to comply with government regulations or fail to devote sufficient resources to the development, manufacture, market, or sale of these products. If any of these events occur, then we may not be able to develop our technologies or commercialize our products.

    We may pursue opportunities in fields that could conflict or compete with those of our collaborators. Moreover, disagreements with our collaborators could develop over rights to our intellectual property. Any conflict or competition with our collaborators could reduce our ability to obtain future collaboration agreements and negatively impact our relationship with existing collaborators, which could reduce our future revenues, and our product candidates may not be developed or commercialized.

OUR POTENTIAL PRODUCTS ARE IN AN EARLY STAGE OF DEVELOPMENT AND SUBSTANTIAL ADDITIONAL EFFORT WILL BE NECESSARY FOR DEVELOPMENT AND COMMERCIALIZATION.

    All of our product candidates are in an early stage of development and will require the commitment of substantial resources to move them towards commercialization. All of the potential proprietary products that we are currently developing will require extensive preclinical and clinical testing before we can submit any application for regulatory approval. Before obtaining regulatory approvals for the commercial sale of any of our products, we must demonstrate through preclinical testing and clinical trials that our product candidates are safe and effective in humans. We have not commenced clinical testing of any of our potential products, nor have we submitted any application to test any potential products in humans. Conducting clinical trials is a lengthy, expensive and uncertain process. Completion of clinical trials may take several years or more. The length of time generally varies substantially according to the type, complexity, novelty and intended use of the product candidate. Our clinical trials, when commenced, may be suspended at any time if we or the U.S. Food and Drug Administration, or FDA, believe the patients participating in our studies are exposed to unacceptable health risks. We may encounter problems in our studies which will cause us or the FDA to delay or suspend the studies. Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

    - ineffectiveness of the study compound, or perceptions by physicians that the compound is not effective for a particular indication;

    - inability to manufacture sufficient quantities of compounds for use in clinical trials;

    - failure of the FDA to approve our clinical trial protocols;

    - slower than expected rate of patient recruitment;

    - unforeseen safety issues; or

    - government or regulatory delays.

    If any future clinical trials are not successful, our business, financial condition and results of operations will be harmed.

OUR POTENTIAL THERAPEUTIC PRODUCTS ARE SUBJECT TO A LENGTHY AND UNCERTAIN REGULATORY PROCESS. IF OUR POTENTIAL PRODUCTS ARE NOT APPROVED, THEN WE WILL NOT BE ABLE TO COMMERCIALIZE THESE PRODUCTS.

    The FDA must approve any therapeutic product before it can be marketed in the U.S. Before we can file a new drug application or biologics license application with the FDA, the product candidate must undergo extensive testing, including animal and human clinical trials, which can take many years and require substantial expenditures. Data obtained from such testing are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. In addition, changes in regulatory policy for product approval during the period of product development and regulatory agency review of each submitted new drug application or biologics license application may cause delays or rejections. The regulatory process is expensive and time consuming.

    Because our product candidates involve the application of new technologies and may be based upon new therapeutic approaches, they may be subject to more rigorous review by government regulatory authorities, and government regulatory authorities may grant regulatory approvals more slowly for our products than for products using more conventional technologies. We have not conducted any clinical trials for any potential products nor have we submitted any applications with the FDA or any other regulatory authority to test any potential products in humans or to market any product candidate. Neither we nor any of our collaborators may be able to conduct clinical testing or obtain the necessary approvals from the FDA or other regulatory authorities to market our products. The regulatory agencies of foreign governments must also approve any therapeutic products we may develop before the products can be sold in those countries.

    Even after investing significant time and resources, we may not obtain regulatory approval for our products. If we do not receive regulatory approval, we cannot sell the product. Even if we receive regulatory approval, this approval may place limitations on the indicated uses for which we can market a product. Further, once regulatory approval is obtained, a marketed product and its manufacturer are subject to continual review, and discovery of previously unknown problems with a product or manufacturer may result in restrictions on the product, manufacturer and manufacturing facility, including withdrawal of the product from the market. In certain countries, regulatory agencies also set or approve prices.

EVEN IF PRODUCT CANDIDATES EMERGE SUCCESSFULLY FROM CLINICAL TRIALS, WE MAY NOT BE ABLE TO SUCCESSFULLY MANUFACTURE, MARKET AND SELL THEM.

    None of our product candidates has been developed sufficiently or been approved for clinical trials. If successful product candidates emerge from clinical trials, we will either commercialize products resulting from our proprietary programs directly or through licensing to other companies. We have no experience in manufacturing and marketing, and we currently do not have the resources or capability to manufacture, market and sell our products on a commercial scale. For us to commercialize products directly, we would need to develop or obtain through outsourcing arrangements the capability to manufacture, market, and sell products. We currently do not have any agreements for the manufacture, marketing, or sale of any of our products and we may not be able to enter into such agreements on commercially reasonable terms or at all. If we are unable to successfully commercialize products resulting from our proprietary research efforts, then we will continue to incur losses.

ANY INABILITY TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGIES COULD HARM OUR COMPETITIVE POSITION.

    Our success will depend in part on our ability to obtain patents and maintain adequate protection of other intellectual property for our technologies and products in the United States and other countries. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate our competitive advantage. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems in protecting our proprietary rights in these foreign countries.

    The patent positions of biotechnology companies, including our patent position, involve complex legal and factual questions and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. We will apply for patents covering both our technologies and product candidates as we deem appropriate. However, we may fail to apply for patents on important technologies or products in a timely fashion or at all, and in any event, the applications we do file may be challenged and may not result in issued patents. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around our patented technologies. In addition, others may challenge or invalidate our patents, or our patents may fail to provide us with any competitive advantages. If the use or validity of any of our patents is ever challenged, resulting in litigation or administrative proceedings, we would incur substantial costs and the diversion of management in defending the patent. In addition, we generally do not control the patent prosecution of technology that we license from others. Accordingly, we are unable to exercise the same degree of control over this intellectual property as we would over technology we own.

    We rely upon trade secret protection for our confidential and proprietary information. We have taken measures to protect our proprietary information. These measures may not provide adequate protection for our trade secrets or other proprietary information. We seek to protect our proprietary information by entering into confidentiality agreements with employees, collaborators, and consultants. Nevertheless, employees, collaborators, or consultants may still disclose our proprietary information, and we may not be able to meaningfully protect our trade secrets. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to our trade secrets.

LITIGATION OR OTHER PROCEEDINGS OR THIRD-PARTY CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT WOULD REQUIRE US TO SPEND TIME AND MONEY AND COULD PREVENT US FROM COMMERCIALIZING PRODUCTS.

    Our commercial success depends in part on not infringing the patents and proprietary rights of third parties and not breaching any licenses that we have entered into with regard to our technologies and products. Others have filed patent applications and issued patents, and in the future are likely to continue to file patent applications and issue patents, claiming genes or gene fragments which we may wish to use with our technologies and products that are similar to products developed with the use of our technologies. If we wish to use the claimed technology in issued and unexpired patents, then we may need to obtain a license from the third party, enter into litigation, or incur the risk of litigation.

    The biotechnology industry is characterized by extensive litigation regarding patents and other intellectual property rights. We cannot be sure that other parties have not been issued relevant patents that could affect our ability to obtain patents or to operate as we would like to. We are aware of patents and published patent applications that, if valid, and if we are unsuccessful in circumventing or acquiring the rights to these patents, may block our ability to commercialize products. Third parties may sue us in the future to challenge our patent rights or claim infringement of their patents. An adverse determination in litigation to which we may become a party could subject us to significant liabilities to third parties, require us to license disputed rights from third parties or require us to cease using the disputed technology.

    We are aware of a significant number of patents and patent applications relating to aspects of our technologies and families of compounds filed by, and issued to, third parties. If any of our competitors have filed patent applications or have been granted patents claiming inventions also claimed by us, we may have to participate in an interference proceeding declared by the relevant patent regulatory agency to determine priority of invention and, thus, the right to a patent for these inventions in the U.S. Such a proceeding could result in substantial cost to us even if the outcome is favorable. Even if successful on priority grounds, an interference may result in loss of claims based on patentability grounds raised in the interference. Although patent and intellectual property disputes in the biotechnology area are often settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, we cannot be certain that the necessary licenses would be available to us on satisfactory terms, if at all.

    Third parties may obtain future patents and claim that the use of our technologies infringes these patents or that we are employing their proprietary technology without authorization. We could incur substantial costs and diversion of management and technical personnel in defending ourselves against any of these claims or enforcing our patents against others. Furthermore, parties making claims against us may be able to obtain injunctive or other equitable relief which could effectively block our ability to further develop, commercialize, and sell products, and could result in the award of substantial damages against us. In the event of a successful claim of infringement against us, we may be required to:

    - pay damages;

    - stop using our products or methods;

    - develop non-infringing products or methods; and

    - obtain one or more licenses from third parties.

    We may not be able to obtain these licenses at a reasonable cost, if at all. In that event, we could encounter substantial delays in product introductions while we attempt to develop alternative methods or products, which we may not be able to accomplish. Litigation or failure to obtain licenses could prevent us from commercializing available products.

MANY POTENTIAL COMPETITORS WHO HAVE GREATER RESOURCES AND EXPERIENCE THAN WE DO MAY DEVELOP PRODUCTS AND TECHNOLOGIES THAT MAKE OURS OBSOLETE.

    The biotechnology industry is characterized by rapid technological change, and the area of gene and product research is a rapidly evolving field. Our future success will depend on our ability to maintain a competitive position with respect to technological advances. Rapid technological development by others may result in our products and technologies becoming obsolete.

    We face, and will continue to face, intense competition from organizations such as large biotechnology and pharmaceutical companies, as well as academic and research institutions and government agencies, that are pursuing competing technologies for modifying DNA. These organizations may develop technologies that are superior alternatives to our technologies. Further, our competitors in the polyketide gene engineering field may be more effective at implementing their technologies to develop commercial products. Some of these competitors have entered into collaborations with leading companies within our target markets to produce polyketides for commercial purposes.

    Any products that we develop through our technologies will compete in multiple, highly competitive markets. Many of the organizations competing with us in the markets for such products have greater capital resources, research and development and marketing staffs, facilities and capabilities, and greater experience in modifying DNA, obtaining regulatory approvals, and product manufacturing and marketing. Accordingly, our competitors may be able to develop technologies and products more easily, which would render our technologies and products and those of our collaborators obsolete and noncompetitive.

IF THE PUBLIC DOES NOT ACCEPT GENETICALLY ENGINEERED PRODUCTS, WE WILL HAVE LESS DEMAND FOR OUR PRODUCTS.

    The commercial success of our potential products will depend in part on public acceptance of the use of genetically engineered products including drugs, plants, and plant products. Our product candidates are derived from genetically engineered cells and may not gain public acceptance. Negative public reaction to genetically modified organisms and products could result in greater governmental regulation of genetic research and resulting products, including stricter labeling requirements, and could cause a decrease in the demand for our products.

    The subject of genetically modified organisms has received negative publicity in the United States, Europe, and many other countries throughout the world. The adverse publicity could lead to greater regulation and trade restrictions on imports of genetically altered products. As a result of such adverse publicity, genetic research and resulting products could be subject to greater domestic regulation and could cause a decrease in the demand for our products.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDS, WE MAY NOT BE ABLE TO SUPPORT OUR OPERATIONS.

    Based on our current plans, we believe our cash, cash equivalents and investments, together with the net proceeds of this offering, will be sufficient to fund our operating expenses and capital requirements through at least the next 24 months. However, the actual amount of funds that we will need during or after the next 24 months will be determined by many factors, including those discussed in this section. If additional funds are required and we are unable to obtain them on terms favorable to us, we may be required to delay, scale back or eliminate some or all of our research and development programs or to license third parties to develop or market products or technologies that we would otherwise seek to develop or market ourselves. If we raise additional funds by selling additional shares of our capital stock, the ownership interest of our stockholders will be diluted.

WE MAY ENCOUNTER DIFFICULTIES IN MANAGING OUR GROWTH, WHICH COULD INCREASE OUR LOSSES.

    We have experienced a period of rapid and substantial growth that has placed, and if this growth continues will further place, a strain on our human and capital resources. If we are unable to manage this growth effectively, then our losses could increase. The number of our employees increased from 21 on December 31, 1997 to 55 on March 30, 2000. Our ability to manage our operations and growth effectively requires us to continue to expend funds to improve our operational, financial, and management controls, reporting systems and procedures and to attract and retain sufficient numbers of talented employees. If we are unable to successfully implement improvements to our management information and control systems in an efficient or timely manner, or if we encounter deficiencies in existing systems and controls, then management may receive inadequate information to manage our day-to-day operations.

IF WE LOSE OUR KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, THEN WE MAY BE UNABLE TO DISCOVER AND DEVELOP OUR PRODUCTS.

    We are highly dependent on the principal members of our management and scientific staff, such as our two co-founders, the loss of whose services would adversely impact the achievement of our objectives. Although we maintain and are the beneficiary of $1.0 million key-man life insurance policies for the lives of each of our two co-founders, Dr. Daniel Santi, our Chief Executive Officer, and Dr. Chaitan Khosla, a director, we do not believe the proceeds would be adequate to compensate us for their loss. We do not currently have sufficient executive management personnel to execute our business plan fully. In addition, recruiting and retaining qualified scientific personnel to perform future research and development work will be critical to our success. Although we believe we will be successful in attracting and retaining qualified personnel, competition may be intense for experienced scientists. Failure to attract and retain skilled personnel would prevent us from pursuing collaborations and developing our products and core technologies to the extent otherwise possible.

    Our planned activities will require additional expertise in specific industries and areas applicable to the products developed through our technologies. These activities will require the addition of new personnel, including management, and the development of additional expertise by existing management personnel. The inability to acquire or develop this expertise could impair the growth, if any, of our business.

IF WE ENGAGE IN ANY ACQUISITION, WE MAY INCUR A VARIETY OF COSTS, AND WE MAY NEVER REALIZE THE ANTICIPATED BENEFITS OF THE ACQUISITION.

    If appropriate opportunities become available, we may attempt to acquire businesses, technologies, services, or products that we believe are a strategic fit with our business. We currently have no commitments or agreements with respect to any material acquisitions. If we do undertake any transaction of this sort, the process of integrating an acquired business, technology, service, or product may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we may fail to realize the anticipated benefits of any acquisition. Future acquisitions could reduce your ownership in us and could cause us to incur debt, expose us to future liabilities and result in amortization expenses related to goodwill and other intangible assets.

    In addition, recent proposed changes in the Financial Accounting Standards Board rules for merger accounting may affect the cost of making acquisitions or of being acquired. For example, if these proposed changes become effective, then we would likely have to record goodwill or other intangible assets that we would amortize to earnings if we merge with another company. Such amortization would adversely impact our future operating results. Further, accounting rule changes that reduce the availability of write-offs of the value of in-process research and development in connection with an acquisition could result in the capitalization and amortization of these amounts which would negatively impact results of operations in future periods.

IF WE FACE CLAIMS IN CLINICAL TRIALS OF A DRUG CANDIDATE, THESE CLAIMS WILL DIVERT OUR MANAGEMENT'S TIME AND WE WILL INCUR LITIGATION COSTS.

    We face an inherent business risk of clinical trial liability claims in the event that the use or misuse of our potential products results in personal injury or death. We may experience clinical trial liability claims if our drug candidates are misused or cause harm before regulatory authorities approve them for marketing. We currently do not maintain clinical trial liability insurance coverage. Even if we do obtain an insurance policy, it may not be sufficient to cover claims that may be made against us. Clinical trial liability insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, if at all. Any claims against us, regardless of their merit, could materially and adversely affect our financial condition, because litigation related to these claims would strain our financial resources in addition to consuming the time and attention of our management. If we are sued for any injuries caused by our products, our liability could exceed our total assets.

WE USE HAZARDOUS CHEMICALS AND RADIOACTIVE AND BIOLOGICAL MATERIALS IN OUR BUSINESS. ANY CLAIMS RELATING TO IMPROPER HANDLING, STORAGE, OR DISPOSAL OF THESE MATERIALS COULD BE TIME CONSUMING AND COSTLY.

    Our research and development processes involve the controlled use of hazardous materials, including hazardous chemicals and radioactive and biological materials. Some of these materials may be novel, including bacteria with novel properties and bacteria that produce biologically active compounds. Our operations also produce hazardous waste products. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. Federal, state, and local laws and regulations govern the use, manufacture, storage, handling, and disposal of these materials. We believe that our current operations comply in all material respects with these laws and regulations. We could be subject to civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials. In addition, claimants may sue us for injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our total assets. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development, or commercialization efforts.

    In addition, certain of our collaborators are working with these types of hazardous materials in connection with our collaborations. To our knowledge, the work is performed in accordance with applicable safety regulations. In the event of a lawsuit or investigation, we could be held responsible for any injury caused to persons or property by exposure to, or release of, these hazardous materials. Further, under certain circumstances, we have agreed to indemnify our collaborators against all damages and other liabilities arising out of development activities or products produced in connection with these collaborations.

WE HAVE ANTI-TAKEOVER PROVISIONS IN OUR CORPORATE CHARTER DOCUMENTS THAT MY RESULT IN OUTCOMES WITH WHICH YOU DO NOT AGREE.

    Our board of directors will have the authority to issue up to 10,000,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of those shares without further vote or action by our stockholders. The rights of the holders of any preferred stock that may be issued in the future may adversely affect the rights of the holders of common stock. The issuance of preferred stock could make it more difficult for third parties to acquire a majority of our outstanding voting stock.

    Our certificate of incorporation will provide for staggered terms for the members of the board of directors and and prevent our stockholders from acting by written consent. These provisions and other provisions of our by-laws and of Delaware law applicable to us could delay or make more difficult a merger, tender offer or proxy contest involving us.

RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE COULD BE VOLATILE AND YOUR INVESTMENT COULD SUFFER A DECLINE IN VALUE.

    The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

    - announcements of technological developments in research by us or our competitors;

    - delay or failure in initiating, conducting, completing or analyzing clinical trials or unsatisfactory design or results of these trials;

    - achievement of regulatory approvals;

    - new products or services introduced or announced by us or our competitors;

    - changes in financial estimates by securities analysts;

    - announcements or departures of key personnel; and

    - sales of our common stock.

    In addition, the stock market in general, and the Nasdaq National Market and the market for biotechnology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against that company. If this type of litigation was instituted against us, we would be faced with substantial costs and management's attention and resources would be diverted, which could in turn seriously harm our business, financial condition and results of operations.

WE EXPECT THAT OUR QUARTERLY RESULTS OF OPERATIONS WILL FLUCTUATE, AND THIS FLUCTUATION COULD CAUSE OUR STOCK PRICE TO DECLINE, CREATING INVESTOR LOSSES.

    Our quarterly operating results have fluctuated in the past and are likely to do so in the future. These fluctuations could cause our stock price to fluctuate significantly or decline. Some of the factors which could cause our operating results to fluctuate include:

    - expiration of research contracts with collaborators or government research grants, which may not be renewed or replaced;

    - the success rate of our discovery efforts leading to milestones and royalties;

    - the timing and willingness of collaborators to commercialize our products that would result in royalties; and

    - general and industry specific economic conditions, which may affect our collaborators research and development expenditures.

    A large portion of our expenses are relatively fixed, including expenses for facilities, equipment, and personnel. Accordingly, if revenues decline or do not grow as anticipated due to expiration of research contracts or government research grants, failure to obtain new contracts or other factors, we may not be able to correspondingly reduce our operating expenses. In addition, we plan to increase operating expenses in 2000. Failure to achieve anticipated levels of revenues could therefore significantly harm our operating results for a particular fiscal period.

    Due to the possibility of fluctuations in our revenues and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price would probably decline.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

    The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market after the closing of this offering or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future
offerings of common stock. There will be       shares of common stock
outstanding immediately after this offering, or       shares if the
representatives of the underwriters exercise their over-allotment option in
full. Of the shares sold in the offering,       shares will be freely
transferable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by our affiliates, as defined in
Rule 144 of the Securities Act, and       shares will be subject to a lock-up
agreement providing that the stockholder will not offer, sell, or otherwise dispose of any of the shares of common stock owned by them for a period of 180 days after the date of this prospectus. The remaining 6,250,321 shares of common stock outstanding will be restricted securities as defined in Rule 144. 5,147,478 of these shares may be sold on the 181st day after the date of this prospectus without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See "Shares Eligible for Future Sale."

SOME OF OUR EXISTING STOCKHOLDERS CAN EXERT CONTROL OVER US, AND MAY NOT MAKE DECISIONS THAT ARE IN THE BEST INTERESTS OF ALL STOCKHOLDERS.

    After this offering, our officers, directors and principal stockholders
(greater than 5% stockholders) will together control approximately   % of our
outstanding common stock. As a result, these stockholders, if they act together, will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of us and might affect the market price of our common stock, even when a change may be in the best interests of all stockholders. In addition, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and accordingly, they could cause us to enter into transactions or agreements which we would not otherwise consider.

MANAGEMENT MAY INVEST OR SPEND THE PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU DO NOT AGREE AND IN WAYS THAT MAY NOT YIELD A RETURN.

    Management will retain broad discretion over the use of proceeds from this offering. Stockholders may not deem such uses desirable, and our use of the proceeds may not yield a significant return or any return at all. Management intends to use a majority of the proceeds from this offering for research and development, working capital, and other general corporate purposes and to finance potential acquisitions or investments. Because of the number and variability of factors that determine our use of the net proceeds from this offering, we cannot assure you that these uses will not vary substantially from our currently planned uses. Pending these uses of the net proceeds from this offering, we intend to invest the net proceeds from this offering in interest-bearing, investment grade and U.S. government securities.

AS A NEW INVESTOR, YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

    If you purchase shares of our common stock in this offering, you will incur
immediate and substantial dilution of $      per share in pro forma net tangible
book value. If the holders of outstanding options exercise those options, you will incur further dilution. To the extent we raise additional capital by issuing equity securities, our stockholders may experience additional substantial dilution. See "Dilution."

                           FORWARD-LOOKING STATEMENTS
--------------------------------------------------------------------------------

    This prospectus contains forward looking statements within the meaning of the federal securities laws that relate to future events or our future financial performance. You can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential," or "continue," or the negative of these terms or other comparable terminology. Examples of these forward-looking statements include, but are not limited to, statements regarding the following:

    - our technologies and programs,

    - our ability to realize commercially valuable discoveries in our programs,

    - our intellectual property portfolio,

    - our business strategies and plans, and

    - our ability to develop products suitable for commercialization.

    Although we believe that the predictions and expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

                                USE OF PROCEEDS
--------------------------------------------------------------------------------

    We estimate that the net proceeds from the sale of the       shares of
common stock that we are offering will be $            after deducting estimated
underwriters' discounts and commissions and estimated offering expenses and
assuming an initial public offering price of $      per share. If the
underwriters' over-allotment option is exercised in full, we estimate that the net proceeds will be $ million.

    We anticipate using the net proceeds from this offering for advancing our product candidates through preclinical and later stage development, discovering new product candidates, expanding our technology platform including through in-licensing opportunities or acquisition of complementary technologies, working capital, and other general corporate purposes and capital expenditures. The amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our product development and commercialization efforts, technological advances, the amount of proceeds actually raised in this offering and the amount of cash generated by our operations. We may also use a portion of the proceeds for the acquisition of, or investment in, companies, technologies or assets that complement our business, although we are not currently planning any acquisitions, and no portion of the net proceeds has been allocated to any particular acquisition. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering.

    We believe that the net proceeds of this offering, existing cash, cash equivalents and investments, will be sufficient to meet our operating expenses and capital requirements for at least the next 24 months. Pending the use of the net proceeds, we intend to invest the net proceeds in interest-bearing investment grade and U.S. government securities.

                                DIVIDEND POLICY
--------------------------------------------------------------------------------

    We have never declared or paid any cash dividends on our common stock. We currently intend to retain earnings, if any, for use in the expansion and operation of our business and do not anticipate paying cash dividends for the foreseeable future.

                                    DILUTION
--------------------------------------------------------------------------------

    Our pro forma net tangible book value, as of December 31, 1999, was
$35.1 million, or $5.94 per share of common stock, including the issuance of 804,196 shares of Series C preferred stock for cash on March 30, 2000 and after giving effect to the automatic conversion of all outstanding shares of preferred stock into an aggregate of 4,073,573 shares of common stock. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to our sale of common stock offered hereby at an assumed initial
public offering price of $      per share, and our receipt of the estimated net
proceeds from the offering of $      , our pro forma net tangible book value as
of December 31, 1999 would have been approximately $      million, or $      per
share. This represents an immediate increase in net tangible book value of
$      per share to existing stockholders and an immediate dilution of
$      per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............           $
  Pro forma net tangible book value per share before the
    offering................................................  $ 5.94
  Increase per share attributable to new investors..........
Pro forma net tangible book value per share after this
  offering..................................................
                                                                       ------
Dilution per share to new investors.........................           $

    If the underwriters' over-allotment option were exercised in full, the pro
forma net tangible book value per share after this offering would be $      per
share, the increase in net tangible book value per share to existing
stockholders would be $      per share and the dilution in net tangible book
value to new investors would be $      per share.

    The following table summarizes, on a pro forma basis as of December 31, 1999, as adjusted for the March 2000 issuance of Series C preferred stock described above, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting the underwriting discounts and commissions and our estimated offering expenses:

                                             SHARES PURCHASED      TOTAL CONSIDERATION       AVERAGE
                                           --------------------   ----------------------      PRICE
                                            NUMBER     PERCENT      AMOUNT      PERCENT     PER SHARE
                                           ---------   --------   -----------   --------   -----------
Existing stockholders....................  5,900,421         %    $45,934,000         %    $      7.78
New investors............................
                                           ---------    -----     -----------    -----
  Total..................................               100.0%                   100.0%
                                           =========    =====     ===========    =====

    The discussion and tables above assume no exercise of stock options outstanding. At December 31, 1999, there were options outstanding to purchase a total of 455,900 shares of common stock, with a weighted average exercise price of $0.87 per share. To the extent that any of these options are exercised, there will be further dilution to new investors.

                                 CAPITALIZATION
--------------------------------------------------------------------------------

    The following table shows our capitalization as of December 31, 1999:

    - on an actual basis;

    - on a pro forma basis to give effect to the sale of 804,196 shares of Series C preferred stock on March 30, 2000 with net proceeds of $24.6 million and after reflecting the automatic conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering; and

    - on a pro forma as adjusted basis to give effect to the sale of shares of common stock by us in this offering at an assumed price of
      $      per share less the estimated discounts and offering expenses.

                                                                   AS OF DECEMBER 31, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Capital lease and debt obligations, less current portion....  $  1,591   $  1,591      $ 1,591
                                                              --------   --------      -------
Stockholders' equity:
  Convertible preferred stock, par value $0.001; 4,348,182
    shares authorized, 3,269,377 shares issued and
    outstanding (actual); no shares issued and outstanding
    (pro forma and pro forma as adjusted)...................         3         --
  Common stock, par value $0.001; 12,000,000 shares
    authorized, 1,826,848 shares issued and outstanding,
    actual; 5,900,421 shares issued and outstanding, pro
    forma;       shares issued and outstanding, pro forma as
    adjusted................................................         2          6
Additional paid-in capital..................................    24,851     49,450
Notes receivable from stockholders..........................      (349)      (349)        (349)
Deferred stock compensation.................................    (2,377)    (2,377)      (2,377)
Accumulated deficit.........................................   (11,593)   (11,593)     (11,593)
Accumulated other comprehensive loss........................       (66)       (66)         (66)
                                                              --------   --------      -------
      Total stockholders' equity............................    10,471     35,071
                                                              --------   --------      -------
      Total capitalization..................................  $ 12,062   $ 36,662      $
                                                              ========   ========      =======

    This table excludes:

    - 1,700,000 shares of our common stock reserved for issuance under our 1996 Stock Option Plan, including 800,000 shares authorized following
      December 31, 1999, of which 455,900 shares are subject to outstanding options with a weighted average exercise price of $0.87 per share;

    - 100,000 shares available for issuance under our 2000 Employee Stock Purchase Plan approved in March 2000; and

    - 100,000 shares available for issuance under our 2000 Non-Employee Director Stock Option Plan approved in March 2000.

                            SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

    The following selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes appearing elsewhere in this prospectus. The selected financial data set forth below with respect to our statements of operations for the years ended
December 31, 1997, 1998 and 1999 and with respect to the our balance sheets at December 31, 1998 and 1999 are derived from our financial statements that have been audited by Ernst & Young LLP, which are included elsewhere in this prospectus, and are qualified by reference to such financial statements. The statement of operations data for the period from Inception (January 5, 1995) to December 31, 1995 and for the year ended December 31, 1996 and the balance sheet data as of December 31, 1996 and 1997 are derived from our audited financial statements that are not included in this prospectus.

                                              FROM INCEPTION
                                               (JANUARY 5,
                                                 1995) TO               YEAR ENDED DECEMBER 31,
                                               DECEMBER 31,    -----------------------------------------
STATEMENT OF OPERATIONS DATA:                      1995          1996       1997       1998       1999
-----------------------------                 --------------   --------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Contract revenue............................      $   --       $    --    $    10    $   974    $ 5,206
Grant revenue...............................          --           200        277        262        140
                                                  ------       -------    -------    -------    -------
  Total revenues............................          --           200        287      1,236      5,346
Operating expenses:
  Research and development..................         197         1,286      1,922      4,030      7,623
  General and administrative................         281           402        457        991      1,632
  Stock-based compensation..................          --            --         --         --      1,145
                                                  ------       -------    -------    -------    -------
Total operating expenses....................         478         1,688      2,379      5,021     10,400
                                                  ------       -------    -------    -------    -------
Operating loss..............................        (478)       (1,488)    (2,092)    (3,785)    (5,054)
Other income, net...........................          --            35         98        518        653
                                                  ------       -------    -------    -------    -------
Net loss....................................      $ (478)      $(1,453)   $(1,994)   $(3,267)   $(4,401)
                                                  ======       =======    =======    =======    =======
Historical net loss per share, basic and
  diluted...................................      $(0.49)      $ (1.41)   $ (1.46)   $ (2.30)   $ (2.93)
                                                  ======       =======    =======    =======    =======
Historical weighted average shares
  outstanding...............................         978         1,027      1,365      1,423      1,503
Pro forma net loss per share................                                                    $ (0.92)
                                                                                                =======
Pro forma weighted average shares
  outstanding...............................                                                      4,772

                                                                    AS OF DECEMBER 31,
                                                   ----------------------------------------------------
BALANCE SHEET DATA:                                  1995       1996       1997       1998       1999
-------------------                                --------   --------   --------   --------   --------
                                                                      (IN THOUSANDS)
Cash, cash equivalents and short-term
  investments....................................   $  31     $ 1,465    $ 2,019    $ 6,328    $  2,022
Working capital..................................    (257)      1,369      1,976      4,267         750
Long-term investments............................      --          --         --      9,073       8,442
Total assets.....................................      62       1,965      2,757     17,201      14,157
Capital lease and debt obligations,
  less current portion...........................      --          --        385      1,004       1,591
Accumulated deficit..............................    (478)     (1,930)    (3,924)    (7,192)    (11,593)
Stockholders' equity.............................    (226)      1,721      2,111     13,759      10,471

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

    YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS IN CONJUNCTION WITH OUR "SELECTED FINANCIAL DATA," OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are a biotechnology company that has both proprietary gene manipulating technologies and a pipeline of potentially high-value pharmaceuticals. We use our platform technologies to develop product candidates from an important class of organic natural molecules known as polyketides. Our pipeline of product opportunities currently targets the areas of infectious disease, gastrointestinal motility, mucus hypersecretion, cancer, immunology and nerve regeneration. In infectious disease, we have a collaboration with The R.W. Johnson Pharmaceutical Research Institute, a Johnson & Johnson company, focusing on the development of a next generation antibiotic.

    We have incurred significant losses since our inception. As of December 31, 1999, our accumulated deficit was $11.6 million and total stockholders' equity was $10.5 million. We expect to incur additional operating losses over the next several years as we continue to develop our technologies and fund internal product research and development.

DEFERRED COMPENSATION

    During the year ended December 31, 1999, in connection with the grant of stock options to employees, we recorded deferred stock-based compensation totaling $2.9 million, representing the difference between the deemed fair market value of our common stock for financial reporting purposes on the date such options were granted and the applicable exercise prices. Such amount is included as a reduction of stockholders' equity and is being amortized using the graded vesting method over the vesting period of the individual options, which is generally four years. We recognized amortization of deferred compensation of $535,000 for the year ended December 31, 1999. At December 31, 1999, we had a total of $2.4 million remaining to be amortized over the vesting periods of the stock options. We expect to defer additional stock-based compensation of $9.9 million for stock options granted to employees from January 1, 2000 through March 24, 2000. Accordingly, we expect to recognize additional amortization expense related to stock-based compensation of approximately $5.6 million during 2000, $3.7 million during 2001, $2.0 million during 2002, $832,000 during 2003 and $85,000 during 2004.

    In connection with the grants of stock options and restricted stock to non-employees, we recognize compensation on a ratable basis over the related service period. We recognized other stock-based compensation for non-employees of $610,000 for the year ended December 31, 1999. In addition, we expect to recognize other stock-based compensation in connection with stock options and restricted stock granted to non-employees of $934,000 during 2000, $829,000 during 2001, $677,000 during 2002, $213,000 during 2003 and $41,000 during 2004.
The measurement of stock-based compensation to our non-employees is subject to periodic adjustment as our stock price changes and as the underlying securities vest. As such, changes to these measurements could be substantial should we experience significant changes in our stock price. Please see Notes 1 and 9 of our financial statements.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1999 AND 1998

    REVENUE. Our revenues increased to $5.3 million in 1999 from $1.2 million in 1998. This increase primarily reflected the full year of funding under our corporate collaboration with The R.W. Johnson Pharmaceutical Research Institute which was established in September 1998. Total contract revenues earned under this collaboration were $5.0 million in 1999 and $974,000 in 1998. Also included in 1999 contract revenue was $1.2 million of non-recurring milestones earned under this agreement. The initial term of our collaboration with The R.W. Johnson Pharmaceutical Research Institute has been extended to December 28, 2000. If we do not further extend this agreement, our revenues will significantly decrease thereafter, unless we enter into additional collaborations.

    RESEARCH AND DEVELOPMENT EXPENSES. Our research and development expenses consist primarily of salaries and other personnel-related expenses, facility expenses, lab consumables and depreciation of facilities and equipment. Research and development expenses increased to $7.6 million in 1999 from $4.0 million in 1998. The increase was primarily due to increases in employee costs as our scientific headcount increased to 43 individuals in December 1999 from 16 in January 1998 and higher occupancy expenses associated with our move to a larger facility in March 1999. We expect our research and development expenses will increase substantially to fund the expansion of our technology platform, support our collaborative research program and advance our in-house research programs into later stages of development.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $1.6 million in 1999 from $991,000 in 1998. This increase was primarily due to additional staffing and higher facility related expenses. We expect our general and administrative expenses will increase in the future to support the continued growth of our research and development efforts and to fulfill our obligations associated with being a publicly held company.

    STOCK-BASED COMPENSATION. Stock-based compensation expense was $1.1 million in 1999. Stock-based compensation results from the amortization of deferred stock-based compensation related to stock options granted to employees and compensation expense from the valuation of stock options and restricted stock granted to consultants.

    INTEREST INCOME. Interest income increased to $679,000 in 1999 from $598,000 in 1998. This increase resulted from higher average investment balances due to contract revenue received under our collaboration with The R.W. Johnson Pharmaceutical Research Institute.

    INTEREST EXPENSE. Interest expense increased to $196,000 in 1999 from $80,000 in 1998. This increase resulted from additional debt financing associated with our fixed asset purchases.

    OTHER INCOME. For the year ended December 31, 1999, other income included a $170,000 termination fee received from the landlord of our previously occupied facility for the buy-out of the rights to our sublease agreement.

YEARS ENDED DECEMBER 31, 1998 AND 1997

    REVENUE. Our revenue increased to $1.2 million in 1998 from $287,000 in 1997. This increase was attributable to the initiation of our corporate collaboration with The R.W. Johnson Pharmaceutical Research Institute in September 1998.

    RESEARCH AND DEVELOPMENT EXPENSES. Our research and development expenses increased to $4.0 million in 1998 from $1.9 million in 1997. The increase was primarily due to increases in employee related costs as our scientific headcount increased to 37 at December 1998 from 12 in January 1997.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $991,000 in 1998 from $457,000 in 1997. This increase was primarily due to higher employee and consulting costs to support our expanding research and development activities.

    INTEREST INCOME. Interest income increased to $598,000 in 1998 from $154,000 in 1997. This increase resulted from higher investment balances arising from our April 1998 private placement of preferred stock and contract revenue received under our collaboration with The R.W. Johnson Pharmaceutical Research Institute.

    INTEREST EXPENSE. Interest expense increased to $80,000 in 1998 from $56,000 in 1997. This increase resulted from additional debt financing associated with our fixed asset purchases.

PROVISION FOR INCOME TAXES

    We incurred net operating losses in the years ended December 31, 1999 and 1998, and consequently did not pay federal, state or foreign income taxes. As of December 31, 1999, we had federal and state net operating loss carryforwards of approximately $9.6 million and $4.1 million, respectively. We also had federal research and development tax credit carryforwards of approximately $300,000. If not utilized, the net operating losses and credit carryforwards will expire at various dates beginning in 2002 through 2019. Use of the net operating losses and credits may be subject to a substantial annual limitation due to the change in the ownership provisions of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. See Note 10 of our financial statements.

LIQUIDITY AND CAPITAL RESOURCES

    We have financed our operations from inception primarily through sales of preferred stock, totaling $21.0 million in net proceeds, contract payments under our collaboration agreement, equipment financing arrangements and government grants. As of December 31, 1999, we had $10.5 million in cash and investments compared to $15.4 million as of December 31, 1998. Our funds are currently invested in U.S. Treasury and government agency obligations, investment-grade asset-backed securities and corporate obligations.

    Our operating activities used cash of $3.9 million in the year ended December 31, 1999 compared to $1.2 million in the year ended December 31, 1998. Cash used in 1999 operating activities were primarily to fund our net operating losses. Non-cash charges of $1.8 million related to stock-based compensation and depreciation expenses were nearly offset by working capital changes of $1.3 million. The $1.2 million used for 1998 operations consisted of our $3.3 million net loss for the period, partially offset by depreciation and working capital changes of $2.1 million.

    Our investing activities provided cash of $978,000 in the year ended December 31, 1999 compared to the usage of cash of $11.6 million in the year ended December 31, 1998. Our investing activities consist primarily of purchases and maturities of investment securities and capital expenditures. Cash provided by our 1999 investing activities consisted of $2.8 million of net investment maturities, partially offset by capital expenditures of $1.8 million. Cash used in our 1998 investing activities primarily reflected the net purchases of securities with the $14.9 million net proceeds from the issuance of our 1998 Series B preferred stock.

    Net additions to property and equipment were $1.8 million for the year ended December 31, 1999 and $1.2 million for the year ended December 31, 1998. Proceeds received from equipment financing arrangements amounted to $1.3 million for the year ended December 31, 1999 and $870,000 for the same period ended 1998. In January 2000, we secured an additional $2.0 million line of credit for facility improvements and equipment purchases.

    On March 30, 2000, we issued 804,196 shares of Series C preferred stock at a purchase price of $31.00 per share for net proceeds of approximately $24.6 million. We will reflect a deemed dividend of approximately $13.7 million in our first quarter 2000 financial statements in relation to the Series C financing. Please see Note 11 of our financial statements. We believe our existing cash and investments, including proceeds of the sale of Series C preferred stock and of this offering, will be sufficient to meet our anticipated cash requirements for at least 24 months. Our future capital uses and requirements depend on numerous forward-looking factors. These factors include, but are not limited to the following:

    - Our ability to establish and the scope of any new collaborations;

    - The progress and number of research programs carried out by us;

    - The progress and success of preclinical and clinical trials of our drug candidates;

    - Our ability to maintain our existing collaboration;

    - The costs and timing of obtaining, enforcing and defending our patent and intellectual rights;

    - The costs and timing of regulatory approvals; and

    - Expenses associated with unforeseen litigation.

    For the next several years, we do not expect our operations to generate the amounts of cash required for our future cash needs. In order to fulfill our cash requirements, we expect to finance future cash needs through the sale of equity securities, strategic collaborations and debt financing. We cannot assure you that additional financing or collaboration and licensing arrangements will be available when needed or that, if available, will be on terms favorable to us or our stockholders. Insufficient funds may require us to delay, scale back or eliminate some or all of our research or development programs, to lose rights under existing licenses or to relinquish greater or all rights to product candidates at an earlier stage of development or on less favorable terms than we would otherwise choose or may adversely affect our ability to operate as a going concern. If additional funds are obtained by issuing equity securities, substantial dilution to existing stockholders may result.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    The primary objective of our investment activities is to preserve principal while at the same time maximize the income we receive from our investments without significantly increasing risk. Some of the securities that we invest in may have market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities and corporate obligations.

    The table below presents the principal amounts of our investments and equipment loans by expected maturity and related weighted average interest rates at December 31, 1999 (in thousands):

                                               2000          2001          2002          2003         TOTAL        FAIR VALUE
                                             --------      --------      --------      --------      --------      ----------
Debt securities:
  US treasury..........................       $   --        $1,300         $ --          $ --         $1,300         $1,290
  Corporate bond.......................        1,000            --           --            --          1,000            990
Average interest rate..................          5.6%          5.6%          --            --            5.6%

Asset-backed securities................           --            --           --            --          7,198          7,152
Average interest rate..................           --            --           --            --            5.9%

Equipment financing....................          447           497          616           311          1,871          1,871
Average interest rate..................         10.8%         10.8%        10.8%         11.0%          10.8%

                                    BUSINESS
--------------------------------------------------------------------------------

OVERVIEW

    We are a biotechnology company that has both proprietary gene manipulating technologies and a pipeline of potentially high-value pharmaceuticals. We use our platform technologies to develop product candidates from an important class of organic, natural molecules known as polyketides. Polyketides have long been a rich source of pharmaceutical products for many uses, including antibiotics, anticancer drugs, cholesterol-lowering drugs, immunosuppressants and other therapeutics, as well as animal health and agricultural products. Currently, natural or semi-synthetic polyketide pharmaceuticals represent over 20 products, with worldwide sales exceeding $10 billion per year.

    We are the leader in the alteration of polyketides by gene manipulations. Polyketides are naturally bioactive, small molecules and possess many built-in properties that are useful in pharmaceuticals, such as oral availability and the ability to penetrate biological membranes. Polyketides are structurally complex molecules that are not easy to make or modify by chemical means. Using our technologies, we can modify and produce polyketides in ways chemists cannot. Our approach mimics, accelerates and expands the evolutionary process that gave rise to this important class of molecules. We use our technologies to:

    - create novel, improved versions of currently marketed high-value pharmaceuticals;

    - modify an existing polyketide used in one therapeutic area to create a novel polyketide to be used in another;

    - transfer polyketide genes from their natural hosts to our optimized hosts to enable large-scale production of the polyketides; and

    - significantly expand the repertoire of natural product libraries to provide a source for the discovery of new product candidates.

    We are applying our technologies to develop a pipeline of product candidates in the areas of infectious disease, gastrointestinal motility, mucus hypersecretion, cancer, immunosuppression and nerve regeneration. These programs were selected because they represent opportunities where our technologies could improve upon existing products or fill unmet needs, and because they address very large markets. In infectious disease, we have a collaboration with The R.W. Johnson Pharmaceutical Research Institute, a Johnson & Johnson company, that has rapidly generated several polyketide antibiotic product candidates that are effective against organisms resistant to existing related products.

OVERVIEW OF POLYKETIDES

    Polyketides are complex natural products that are produced by soil microorganisms. There are about 7,000 known polyketides, from which numerous pharmaceutical products in many therapeutic areas have been derived.

    SELECTED POLYKETIDE PRODUCTS AND THEIR USES

PRODUCT (TRADE NAME)                                               USE
--------------------                                       --------------------
Azithromycin (Zithromax).................................  Antibacterial
Clarithromycin (Biaxin)..................................  Antibacterial
Erythromycin.............................................  Antibacterial
Rifamycin (Rifampin).....................................  Antibacterial
Tetracyclines............................................  Antibacterial
Doxorubicin (Adriamycin).................................  Anticancer
Amphotericin B...........................................  Antifungal
Lovastatin (Mevacor).....................................  Cholesterol-lowering
Pravastatin (Pravacol)...................................  Cholesterol-lowering
Simvastatin (Zocor)......................................  Cholesterol-lowering
Tacrolimus (FK506, Prograf)..............................  Immunosuppressant
Sirolimus (Rapamycin)....................................  Immunosuppressant
Spinosad.................................................  Insecticide
Avermectin...............................................  Veterinary Product

    Unlike most classes of chemicals, polyketides often have unrelated structures. The common features that link the polyketides as a class are the sequence of reactions, or biosynthetic pathways, by which they are formed, and the intermediate compounds made in these reactions. Each polyketide is produced by a unique polyketide synthase, or PKS, which is a large enzyme composed of many component enzymes. For example, the antibiotic erythromycin is made by approximately 25 consecutive enzyme reactions, all carried out within a single large PKS. There are two types of PKSs, modular and iterative. Modular PKSs contain many enzymes, each of which is used only once during polyketide production, while iterative PKSs may use some enzymes several times.

    A modular PKS is encoded by neighboring DNA sequences, collectively called a gene cluster, in the host organism's genome. The genes are not neighboring in most other biosynthetic pathways for natural products, but are dispersed over the chromosome of the organism and are not easily identified. Thus, when any component of the polyketide gene cluster is identified, the entire cluster can be obtained by DNA sequencing in either direction, and the cluster can be modified or transferred to another host organism.

                                   [FIGURE 1]

[DESCRIPTION OF POLYKETIDE SYNTHESIS]

    [The artwork is a depiction of a polyketide (PKS) gene cluster, with 4 modules indicated; underneath each module is the 2-carbon unit building block of polyketides it specifies. Underneath the 4 building blocks (in a row) is the corresponding PKS, showing the component enzymes of each of the 4 modules and the intermediate polyketide chains formed at each module. Finally, at the bottom left there is a depiction of the building blocks used by the PKS with an arrow leading from the building blocks to the PKS; at the right there is a downward arrow leading from the PKS to the polyketide shown in the right, lower corner.]

    A modular PKS is subdivided into units called modules. Polyketide assembly begins at one end of the PKS, and continues to the other by adding and then modifying 2-carbon building blocks at each module to form a polyketide chain. The chain is finally converted into a polyketide ring. Since each module codes for one building block, the number of modules in a PKS codes for the size of the polyketide. Each module contains the same three enzyme activities that connect the polyketide building blocks. One of these modules also selects which one of about three building blocks is used by that module, and thereby determines the structure at one of the two carbon atoms of the building block. A module may also have 1, 2 or 3 additional enzymes that modify the building blocks and thereby determine the structure at the other carbon of the building block.

    The structure of a modular polyketide ring can be viewed as being coded by the content, sequence and number of modules in a PKS, much as the structure of a protein is encoded by sequence of DNA. The contents of a module code for the structure of each 2-carbon building block used in a polyketide, the sequence of modules codes for the arrangement of building blocks, and the number of modules codes for the number of building blocks in, or size of, a polyketide. Modifying, rearranging or deleting the modules results in specific changes to the structure of the polyketide.

OUR STRATEGY

    Our goal is to translate our technologies into a pipeline of high-value drug candidates, and to advance our candidates into clinical trials. Our strategy includes the following components:

    MAXIMIZE VALUE, MINIMIZE RISK. We apply our technologies to improve existing high-value pharmaceuticals and create new ones, generating a pipeline of drug candidates moving towards market. By improving the properties of currently marketed pharmaceuticals, we believe we can create novel products that take advantage of the known utility, safety, development path and market for existing drugs to reduce the risk and time required for development.

    ESTABLISH COLLABORATIVE RELATIONSHIPS. We have entered into a collaboration with The R.W. Johnson Pharmaceutical Research Institute, a Johnson & Johnson company, in the area of infectious disease. We plan to establish additional collaborative relationships with large pharmaceutical companies to move our product candidates through clinical trials and into the market, prepare and screen our polyketide libraries, apply our technologies to new polyketides and develop large-scale production systems for polyketides.

    ENHANCE LEADERSHIP POSITION OF OUR TECHNOLOGY PLATFORM. We will expand and enhance our enabling technology platform by increasing in-house research activities in order to maintain our leadership position. We will continue to extend the reach of our technologies through strategic alliances or acquisitions. We plan to broaden and protect our intellectual property portfolio and in-license patents that complement our core technologies.

OUR TECHNOLOGY PLATFORM

    Our technology platform has five components: polyketide gene alteration, chemo-biosynthesis, heterologous over-expression, combinatorial biosynthesis, and screening libraries. Together, our technologies enable us to modify, create and produce proprietary polyketides and polyketide libraries that may enable us to develop valuable pharmaceutical products.

    POLYKETIDE GENE ALTERATION

    The structure of a polyketide is primarily determined by variation in the number, sequence and components of modules in the gene cluster. Our technologies enable us to make these alterations in a specific, directed manner, and thus we can control the polyketide structure.

    Polyketides are structurally complex, small organic molecules that are not easy to make or modify chemically. Because each building block of a polyketide is encoded by a specific module of the gene cluster, we use our technologies to make precise structural changes by altering the module that specifies the targeted building block. We use our technologies to improve properties of known biologically active molecules, and to activate inert parts of the polyketide. This allows us to make subsequent chemical modifications not currently feasible. We can also make small changes in the structure of existing proprietary polyketide products to allow freedom to operate in otherwise proprietary space. In addition, by changing the order and number of modules, we can create entirely new libraries of polyketides as sources of new structures both for screening and for improving bio-activities of a lead compound.

    CHEMO-BIOSYNTHESIS

    We incorporate chemically synthesized fragments into complicated polyketide structures, permitting changes in their structures and properties in ways that have not been achieved by any other process. This should enable us to produce novel polyketide product candidates.

    First, we disable the first two modules in a PKS by gene alteration. This prevents formation of the two-building-block intermediate that feeds module two, but leaves the remainder of the PKS fully functional. Then, microorganisms containing this modified PKS are fed our chemically synthesized fragments which substitute for the natural building-block intermediate.

    HETEROLOGOUS OVER-EXPRESSION

    We can isolate a polyketide gene cluster from one organism and transfer it to another. This is important because many polyketides are produced by microorganisms that are poorly understood or difficult or slow to grow, or whose genes are not easy to manipulate. In addition, polyketides are often produced in small amounts in organisms that naturally produce them, which can limit their commercial opportunities. We have created genetically-enhanced microorganisms to serve as optimized hosts for efficient polyketide manipulation and production. Our proprietary technologies allow us to transfer polyketide genes to these optimized hosts to enable easier manipulation and increased production of polyketides necessary for commercialization of our technologies.

    COMBINATORIAL BIOSYNTHESIS

    We have developed a novel combinatorial technology to produce libraries of polyketides. Because the approximately 7,000 naturally occurring polyketides have yielded many pharmaceutical products, we believe that libraries of new polyketides may do likewise. We separate the large polyketide gene cluster into several fragments. Each of these gene fragments is then genetically manipulated to produce numerous variations. We then reassemble the gene cluster with all possible combinations of the altered fragments to create combinatorial polyketide libraries. Using our combinatorial biosynthesis technology, we produce large polyketide libraries. For example, one of our libraries contains the largest number of erythromycin analogs produced by genetic engineering.

                                   [FIGURE 2]

[DESCRIPTION OF ARTWORK]

    [The artwork is a depiction of the process of combinatorial biosynthesis.
A) The first drawing depicts a PKS gene cluster, and underneath it are individual modules obtained from other PKS gene clusters. B) The second drawing shows the incorporation of new individual modules into the gene cluster to make hybrid gene clusters. C) The third drawing shows a number of cells containing individual (colored) hybrid genes. D) The fourth drawing shows cell colonies, each producing a different polyketide (color-coded).]

    SCREENING LIBRARIES

    In addition to our combinatorial library, we have acquired a collection of over 10,000 soil microorganisms. The collection is unusual because it has been pre-selected for bioactivities from a larger group of over 100,000 microorganisms. Our collection shows antibiotic, antiviral, and pesticidal activities, as well as activity specific to one or more of about 20 enzyme targets. We believe that the lead compounds from this library, together with our technologies, will provide a flow of new chemical entities for our product pipeline.

OUR PRODUCT DEVELOPMENT OPPORTUNITIES

    Our primary programs are currently directed at discovery and development of novel polyketides for bacterial infections, gastrointestinal motility disorders, mucus hypersecretion, cancer, immunosuppression and nerve regeneration. These programs were selected because they represent opportunities where our technologies could improve upon existing products or fill unmet needs, and because each addresses very large markets. We are able to maintain a diverse portfolio of product candidates because the fundamental aspects of our technology generally apply to all PKS gene clusters.

    BACTERIAL INFECTIONS

    Clarithromycin, marketed as Biaxin, and azithromycin, marketed as Zithromax, are polyketide-derived antibiotics that show high potency, a broad spectrum of activity and few side effects. These products had revenues in 1999 of approximately $2.3 billion. However, organisms are emerging that are resistant to these two drugs. Ketolides, analogs of the polyketide erythromycin, possess the potency and spectrum of activity shown by clarithromycin and azithromycin, but are effective against these resistant organisms. Another company has recently filed a new drug application with the FDA for a ketolide.

    We have a collaborative research agreement with The R.W. Johnson Pharmaceutical Research Institute, a Johnson & Johnson company, to discover and develop a next-generation ketolide. Our collaboration was established in September 1998, and has already resulted in several proprietary ketolides that we believe have activities competitive with other ketolides. One of these compounds is currently undergoing preclinical evaluation.

    GASTROINTESTINAL MOTILITY

    One of the actions of erythromycin is stimulation of gastrointestinal movement, or GI motility. Therefore, erythromycin-derived compounds called motilides may be useful to treat diseases such as gastroparesis and gastroesophageal reflux disease, also known as GERD or heartburn, that are unresponsive to antacids. The leading product currently used for stimulation of GI motility is cisapride, marketed as Propulsid, which had sales of approximately $1 billion in 1999. Cisapride has been reported to have side effects, including arrhythmias and various drug interactions. Recently, Cisapride's manufacturer announced that Cisapride will no longer be marketed in the United States. Motilides have an entirely different mechanism of action and should not have the same side effects. Another company's motilide candidate is in clinical trials.

    Many members of our erythromycin library can readily be converted into motilides. In less than a year, we have prepared several proprietary motilides with IN VITRO activity comparable to the motilide that is in clinical trials. In addition, our genetic manipulation technology enables the preparation of numerous new motilides that could not easily be made chemically. We expect to have optimized candidates advance into preclinical testing within a year.

    MUCUS HYPERSECRETION

    Mucus hypersecretion, or excessive production of mucus, is a major, problematic symptom of asthma, chronic obstructive pulmonary disease, or COPD, cystic fibrosis and allergic rhinitis, including hay fever. Mucus hypersecretion in these diseases results from the release of mucus from abnormally high numbers of large mucus-secreting cells, or goblet cells. There is no effective treatment for this type of mucus hypersecretion from which to determine market potential, but we believe, based on the disease prevalence, that the market potential is significant.

    Our scientists, in collaboration with scientists at the University of California, San Francisco, have discovered a potential target for inhibiting mucus hypersecretion. We have prepared a non-antibiotic analog of erythromycin that inhibits this target, and are using our technology to optimize its activity. Although this is an early-stage project, we believe we will have candidates advance into preclinical testing within a year.

    CANCER

    Many cancers are treated by paclitaxel, marketed as Taxol, which had revenues in 1999 of approximately $1.5 billion. However, some tumors are resistant to Taxol. Epothilone, a polyketide with an identical mechanism of action and similar potency to Taxol, is active against Taxol-resistant tumors. A major problem with the further development of epothilone is that its sole natural source produces small amounts. Moreover, one of the most effective forms of epothilone, epothilone D, represents only about 10% of the total epothilones produced.

    Although epothilone has been chemically synthesized, the synthesis is not readily amenable to large-scale production. Our technology allows polyketide genes to be moved from their natural organism to another to produce greater quantities of the polyketide. Our scientists have cloned and expressed the epothilone gene cluster in two high-producing organisms and demonstrated production of all important forms of epothilone, including epothilone D. We believe we can increase current yields of the important types of epothilone through our gene-manipulating technologies. We also expect to produce proprietary analogs of epothilone.

    IMMUNOSUPPRESSION

    Prograf, also known as FK506, is one of the most widely used immunosuppressants for organ transplantation, with 1999 worldwide revenues of approximately $259 million. Additionally, FK506 has been approved in Japan to treat atopic dermatitis and approval for this indication is pending in the United States. It is also in clinical trials to treat psoriasis and rheumatoid arthritis. The enzyme P450-3A metabolizes FK506 at a single site to destroy over 90% of the drug. A major problem is that P450-3A levels are variable among individuals and fluctuate in the presence of other drugs. As a result, FK506 metabolism is variable in different people and its dosage must be carefully individualized and monitored to avoid under- or over-dosing.

    If the primary site at which FK506 is metabolized by P450-3A could be blocked without affecting its biological activity, the variable metabolism of the drug might be averted. The primary site of metabolism of FK506 is different from those required for activity, so we do not expect its modification to prevent metabolism to be detrimental. This site of metabolism cannot be protected by chemical modification, but can be protected using our technology. We have modified this site in an FK506 analog, FK520, to make proprietary, metabolically stable analogs. We expect to have optimized candidates to advance into preclinical testing within a year.

    NERVE REGENERATION

    The immunosuppressive effect of FK506 is generated by concurrent binding to two proteins, FKBP and calcineurin. However, analogs of FK506 that bind to FKBP but not calcineurin stimulate nerve regeneration without immunosuppression. Such compounds could be used to treat peripheral and spinal cord injury, Parkinson's disease, and other diseases involving nerve degeneration.

    We are converting our metabolically stable FK520 analogs to non-immunosuppressant nerve regeneration agents by removing their ability to bind to calcineurin. Our analogs may have advantages because we expect them to be orally available, have well-characterized pharmacokinetic properties, and penetrate the blood brain barrier. We expect to have optimized candidates to advance into preclinical testing within a year.

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
INTELLECTUAL PROPERTY

    Our intellectual property consists of patents, copyrights, trade secrets and know-how. Our ability to compete effectively depends in large part on our ability to obtain patents for our technologies and products, maintain trade secrets and operate without infringing the rights of others and to prevent others from infringing on our proprietary rights. We will be able to protect our technologies from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents, or copyrights or are effectively maintained as trade secrets. Accordingly, patents or other proprietary rights are an essential element of our business. As of March 29, 2000, we owned three U.S. patents and one foreign patent and had exclusive license rights to six U.S. patents and five foreign patents owned by Stanford University. We also have 34 U.S. patent applications and 23 foreign patent applications, as well as the exclusive rights to 15 U.S. patent applications and 33 foreign patent applications.

    We have exclusive rights to the combinatorial biosynthesis technology developed by Dr. Chaitan Khosla, which is claimed in a series of issued and pending patents filed by Stanford University beginning in 1993. These patents include claims to recombinant expression of polyketide synthase enzymes and production of polyketides using recombinantly expressed enzymes, as well as useful hosts, vectors and methods of library production. To date, six of these patents have issued and three patent applications have been allowed by the U.S. Patent Office. We have also entered into an agreement with Stanford University that grants us an exclusive option to license certain new technologies involving polyketides and their production developed by Dr. Khosla.

    We have applied for patents claiming the production of polyketide libraries using our proprietary multi-vector technology, the production of polyketides in
E. COLI, yeast, and plant cells, polyketide gene clusters cloned and expressed in heterologous hosts, and novel polyketide compounds generated in our drug discovery and development programs.

    Our policy is to file patent applications to protect technology, compounds and improvements that are commercially important to our business. We also rely on trade secrets to protect our technology, especially where patent protection is deemed inappropriate or unobtainable. We protect our proprietary technology and processes, in part, by confidentiality agreements with our employees, consultants, collaborators and certain contractors. There can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or that we can meaningfully protect our trade secrets.

COLLABORATIVE RESEARCH AND DEVELOPMENT AGREEMENTS

    JOHNSON & JOHNSON

    In September 1998, we signed a two-year collaborative agreement with The R.W. Johnson Pharmaceutical Research Institute, and Ortho-McNeil
Pharmaceutical, Inc., both Johnson & Johnson companies, which has been extended through December 2000. Under the terms of the agreement, we use our technologies to produce specific novel antibiotics on a best efforts basis. The agreement provides for payments, including payments for research and development costs, and payments for reaching certain research and development milestones. In addition to creating a two-year collaborative research term, the agreement grants several licenses that include:

    - a research license, whereby we and The R.W. Johnson Pharmaceutical Research Institute grant each other a non-exclusive license, with no sublicense rights, to make and use methods and material covered under the parties' respective patents to carry out research during the term of the agreement;

    - a screening license, whereby we grant to The R.W. Johnson Pharmaceutical Research Institute a non-transferable exclusive license, with the right to grant sublicenses, to conduct screening for antibiotic activity; and

    - a development and commercialization license, whereby we grant to Ortho-McNeil Pharmaceutical, Inc. and The R.W. Johnson Pharmaceutical Research Institute exclusive worldwide rights to make, use, develop and sell the licensed products as defined in the agreement.

The development, marketing, and sale of drugs resulting from this collaboration will be undertaken by The R.W. Johnson Pharmaceutical Research Institute and Ortho-McNeil Pharmaceutical, Inc. Should the development efforts result in a marketable product, we will receive royalty payments based on product sales as well as payments based on reaching research and development milestones. We recognized $5.0 million of contract revenue for the year ended December 31, 1999 and $1.0 million for the same period in 1998, pursuant to this agreement. Included in 1999 contract revenue were $1.2 million of nonrecurring milestones earned under this agreement. After the research term under this agreement ends, The R.W. Johnson Pharmaceutical Research Institute and Ortho-McNeil Pharmaceutical can terminate the agreement as a whole or with respect to any pharmaceutical product upon three months' written notice and they or we may terminate the agreement upon 90 days' written notice upon a material breach of the agreement. If The R.W. Johnson Pharmaceutical Research Institute and Ortho-McNeil Pharmaceutical terminate the agreement, rights to compounds developed under the agreement revert to us except for rights to compounds being commercialized by The R.W. Johnson Pharmaceutical Research Institute and Ortho-McNeil Pharmaceutical.

    STANFORD UNIVERSITY

    In March 1996, we entered into an exclusive license agreement with the Board of Trustees of the Leland Stanford Junior University, or Stanford University, for certain technology and related patent rights now contained in six issued U.S. patents and five foreign patents, as well as 44 U.S. and foreign patent applications, and materials for the recombinant production of novel polyketides. Under the terms of the agreement, we pay annual license fees to Stanford University and will pay milestones and royalties on net sales resulting from successful products originating from the licensed technology. In March 2000, an amendment to the agreement was signed giving us an exclusive option to acquire an exclusive license to future patents or patent applications related to certain technology related to polyketides and their production developed by Dr. Khosla.

    HARVARD COLLEGE

    In December 1998, we entered into an exclusive license agreement with the President and Fellows of Harvard College for certain technology and related patent rights for the production of polyketides. In connection with the license agreement, which gives us the exclusive license rights to the technology in five patent applications, we paid a non-refundable license fee and will pay annual maintenance fees, milestones and royalties on net sales of products originating from the licensed technology.

COMPETITION

    The pharmaceutical and biotechnology industries are intensely competitive. Many companies, including biotechnology, chemical and pharmaceutical companies, are actively engaged in activities similar to ours, including research and development of drugs for the treatment of the same diseases and conditions as our potential product candidates. Many of these companies have substantially greater financial and other resources, larger research and development staffs, and more extensive marketing and manufacturing organizations than we do. In addition, some of them have considerable experience in preclinical testing, clinical trials and other regulatory approval procedures. There are also academic institutions, governmental agencies and other research organizations that are conducting research in areas in which we are working. They may also market commercial products, either on their own or through collaborative efforts.

    Our major competitors include fully integrated pharmaceutical companies that have extensive drug discovery efforts. We face significant competition from organizations that are pursuing the same or similar technologies, including polyketide manipulation, as the technologies used by us in our drug discovery efforts. We expect to encounter significant competition for any of the pharmaceutical products we plan to develop. Companies that complete clinical trials, obtain required regulatory approvals and commence commercial sales of their products before their competitors may achieve a significant competitive advantage. Other pharmaceutical and biotechnology companies have announced efforts in the field of polyketide manipulation. We are aware that many other companies or institutions are pursuing development of drugs and technologies directly targeted at applications for which we are developing our drug compounds.

    Developments by others may render our product candidates or technologies obsolete or noncompetitive. We face and will continue to face intense competition from other companies for collaborative arrangements with pharmaceutical and biotechnology companies, for establishing relationships with academic and research institutions and for licenses to additional technologies. These competitors, either alone or with their collaborative partners, may succeed in developing technologies or products that are more effective than ours.

    In order to compete successfully, we must develop proprietary positions in patented drugs for therapeutic markets that have not been satisfactorily addressed by conventional research strategies and, in the process, expand our expertise in polyketide manipulation. Our potential products, even if successfully tested and developed, may not be adopted by physicians over other products and may not offer economically feasible alternatives to other therapies.

GOVERNMENT REGULATION

    The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our potential products.

    The process required by the FDA before our products may be marketed in the United States generally involves the following:

    - preclinical laboratory and animal tests;

    - submission of an investigational new drug, or IND, application, which must become effective before clinical trials may begin;

    - adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use; and

    - FDA approval of a new drug application, or NDA, or biologics license application, or BLA.

    The testing and approval process requires substantial time, effort, and financial resources, and we cannot be certain that any approvals for any of our potential products will be granted on a timely basis, if at all.

    Prior to commencing clinical trials, which are typically conducted in three sequential phases, we must submit an IND application to the FDA. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the trial. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Our submission of an IND may not result in FDA authorization to commence a clinical trial. Further, an independent institutional review board at the medical center proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences.

    We may not successfully complete any of the three phases of testing of any of our potential products within any specific time period, if at all. Furthermore, the FDA or an institutional review board or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

    The results of product development, preclinical studies and clinical studies are submitted to the FDA as part of a NDA or BLA. The FDA may deny a NDA or BLA if the applicable regulatory criteria are not satisfied or may require additional clinical data. Even if such data is submitted, the FDA may ultimately decide that the NDA or BLA does not satisfy the criteria for approval. Once issued, the FDA may withdraw product approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products which have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

    Satisfaction of FDA requirements or similar requirements of state, local and foreign regulatory agencies typically takes several years and the actual time required may vary substantially, based upon the type, complexity and novelty of the product or indication. Government regulation may delay or prevent marketing of potential products or new indications for a considerable period of time and to impose costly procedures upon our activities. Success in early stage clinical trials does not assure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations which could delay, limit or prevent regulatory approval. Even if a product receives regulatory approval, the approval may be significantly limited to specific indications and dosages. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. Delays in obtaining, or failures to obtain additional regulatory approvals for any of our products would have a material adverse effect on our business.

    Any products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with good manufacturing practices, which impose certain procedural and documentation requirements upon us and our third party manufacturers. We cannot be certain that we or our present or future suppliers will be able to comply with the good manufacturing practices regulations and other FDA regulatory requirements.

    Outside the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. At present, foreign marketing authorizations are applied for at a national level, although within the European Community, or EC, registration procedures are available to companies wishing to market a product in more than one EC member state. If the regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, a marketing authorization will be granted. This foreign regulatory approval process involves all of the risks associated with FDA clearance.

LITIGATION

    We are not currently involved in any litigation.

EMPLOYEES

    As of March 30, 2000 we had 55 full-time employees, 29 of whom hold Ph.D. degrees and 28 of whom were engaged in full-time research activities. We believe that our relations with our employees are good.

FACILITIES

    Our facilities consist of approximately 44,000 square feet of research and office space located in Hayward, California that is leased to us until 2003. We believe that our facility will meet our space requirements for research and development and administration functions through the year 2002, and beyond that time, that suitable additional space will be available on commercially reasonable terms.

                                   MANAGEMENT
--------------------------------------------------------------------------------

    The following table provides information regarding our directors, executive officers and key employees:

NAME                                                AGE                              TITLE
----                                        --------------------   ------------------------------------------
Daniel V. Santi, M.D., Ph.D...............                    58   Chief Executive Officer and Chairman of
                                                                   the Board of Directors

Michael S. Ostrach........................                    48   Chief Operating Officer

Brian Metcalf, Ph.D.......................                    54   Senior Vice President, Chief Scientific
                                                                   Officer

Susan M. Kanaya...........................                    37   Vice President, Finance and Chief
                                                                   Financial Officer

Kevin Kaster..............................                    40   Vice President, Intellectual Property

C. Richard Hutchinson.....................                    56   Vice President, New Technologies

Chaitan Khosla, Ph.D......................                    35   Director

Jean Deleage..............................                    59   Director

Raymond Whitaker, Ph.D....................                    52   Director

Peter Davis, Ph.D.........................                    55   Director

Christopher Walsh, Ph.D...................                    56   Director

------------------------

    DANIEL V. SANTI, M.D., PH.D., is one of our co-founders, and has served as Chairman of the Board of Directors since our inception. In November 1998, Dr. Santi was appointed as our Chief Executive Officer. He is on leave of absence from his position as Professor of Biochemistry and Biophysics, and of Pharmaceutical Chemistry at University of California, San Francisco. Dr. Santi was one of the original members of the Scientific Advisory Boards of Chiron Corporation and Mitotix, Inc., and has served as a consultant to several large pharmaceutical companies. In 1988, Dr. Santi founded and served as Chairman of the Board of Directors of the biotechnology firm Protos, a subsidiary of Chiron Corporation, which was merged with Chiron in 1992. Dr. Santi was also founder and Chairman of Parnassus Pharmaceuticals. Dr. Santi has published over 275 scientific papers and is inventor on many patents in combinatorial chemistry and other areas. Dr. Santi received a Ph.D. in medicinal chemistry from the State University of New York, his M.D. from the University of California, San Francisco, and his B.S. in pharmacy from the State University of New York.

    MICHAEL S. OSTRACH has served as our Chief Operating Officer since
October 1998. Prior to joining Kosan as Vice President, Corporate Development in October 1997, Mr. Ostrach worked as an independent consultant for biotechnology companies from October 1996 to October 1997. Mr. Ostrach was Executive Vice President and Chief Operating Officer of Neurobiological Technologies, Inc., a publicly-held biotechnology company from 1994 to 1996. From 1981 to 1991, he was a Senior Vice President at Cetus Corporation. In 1991, Cetus Corporation merged into Chiron Corporation and during 1992 Mr. Ostrach was a Vice President of Chiron Corporation and a founder and the President of Chiron Technologies, a Chiron business unit. Mr. Ostrach received his B.A. from Brown University and his J.D. from Stanford Law School.

    BRIAN W. METCALF, PH.D. has served as our Senior Vice President and Chief Scientific Officer since March 2000. From 1983 to 2000, Dr. Metcalf held a number of executive management positions with SmithKline Beecham, most recently as Senior Vice President, Discovery Chemistry & Platform Technologies worldwide. Prior to joining SmithKline Beecham, Dr. Metcalf held positions with Merrell

Research Center from 1973-1983. Dr. Metcalf received his B.S. and Ph.D. in organic chemistry from the University of Western Australia.

    SUSAN M. KANAYA has served as our Vice President, Finance and Chief Financial Officer since November 1999. Prior to joining Kosan, Ms. Kanaya was most recently Vice President, Finance and Treasurer at SUGEN, Inc., a publicly-held biotechnology company that was recently acquired by Pharmacia & Upjohn, Inc. Since joining SUGEN in 1994, Ms. Kanaya held various positions in finance. Before joining SUGEN, Ms. Kanaya was the Controller at 50/50 Micro Electronics, Inc. and at Power Up Software Corporation. Ms. Kanaya received her B.S. in business administration from the University of California, Berkeley.

    KEVIN KASTER has served as our Vice President, Intellectual Property since August 1998. Prior to joining Kosan, he was Vice President, Intellectual Property at Geron Corporation. Prior to joining Geron in 1994, Mr. Kaster managed the patent group at Affymax N.V. between 1991 and 1994. Between 1988 and 1991, he was a Patent Attorney at Cetus Corporation. After receiving a B.S., magna cum laude, in chemistry and molecular biology from Vanderbilt University, Mr. Kaster joined Eli Lilly and Co. as an Associate Biologist, later becoming a patent technician. Mr. Kaster received his J.D. from Indiana University, Indianapolis.

    C. RICHARD HUTCHINSON has served as our Vice President, New Technologies since March 2000. From 1971 to 2000, Dr. Hutchinson served on the faculty of the University of Wisconsin-Madison, most recently as Professor of Medicinal Chemistry, School of Pharmacy and Professor of Bacteriology. Dr. Hutchinson received his B.S. in pharmacy from Ohio State University and his Ph.D. in organic chemistry from the University of Minnesota.

    CHAITAN KHOSLA, PH.D., is one of our co-founders and has served as our director since our inception. Dr. Khosla has been Associate Professor of chemical engineering, chemistry and biochemistry at Stanford University since 1997, and has been a faculty member since 1992. Dr. Khosla is co-chairman of our Scientific Advisory Board. Dr. Khosla is the inventor of the combinatorial biosynthesis technology that we licensed from Stanford University. He is the recipient of several awards, including the 1999 Alan T. Waterman award by the National Science Foundation, the 1999 Eli Lilly Award in biological chemistry, and the 2000 ACS Award in pure science. Dr. Khosla is the author of over 90 publications and is an inventor on numerous patents. Dr. Khosla received his B. Tech. from the Indian Institute of Technology, Bombay, India and his Ph.D. from the California Institute of Technology.

    JEAN DELEAGE, PH.D., has served as our director since April 1996. He is a founder and managing general partner of Alta Partners, a venture capital partnership investing in information technologies and life science companies. From 1979 to 1996, Dr. Deleage was a managing partner of Burr, Egan, Deleage & Co., a venture capital firm. Dr. Deleage was the founder of Sofinnova, a venture capital firm in France, and Sofinnova, Inc., the U.S. subsidiary of Sofinnova. Dr. Deleage is a director of Flamel Technologies, S.A., Aclara
BioSciences, Inc. and several privately held companies. Dr. Deleage received a Baccalaureate in France, a Masters Degree in electrical engineering from the Ecole Superieure d'Electricite, and a Ph.D. in economics from the Sorbonne.

    RAYMOND WHITAKER, MBA, PH.D., has served as our director since April 1998. Dr. Whitaker has been Vice President of S.R. One, Ltd., the venture investment affiliate of SmithKline Beecham, since 1997. From 1992 to 1996, he was Director, Worldwide Business Development, SmithKline Beecham Pharmaceuticals. He has over twenty-five years of international business development experience. His previous appointments include Director, Corporate Development at Recordati SpA, Milan, Italy, and Director, Business Development with Laboratories Delagrange--SESIF in Paris, France. He is a member of the Board of Directors of CPBD, Inc., Electrosols Limited, OnyVax Limited and Xenogen

Corporation. Dr. Whitaker received his Ph.D. in biochemistry, his M.B.A. and his B.S. in biochemistry and mathematics from the National University of Ireland, University College Dublin.

    PETER DAVIS, PH.D., has served as our director since April 1998. Dr. Davis has been a member of the Executive Committee of Pulsar International, S.A., an affiliate of A.G. Biotech Capital since 1993. Dr. Davis was a faculty member at the Wharton School of the University of Pennsylvania, where he was Director of the Applied Research Center and Director of Executive Education. He is a Board member of several Pulsar companies including Bionova Holdings Inc. and Seminis, Inc. He is also a Board member of Lutron Electronics, Inc., Instromedix, Inc., C.H. Werfen and Celsa S.A. Dr. Davis received his B.A. in physics from Cambridge University, his Masters Degree in operations research from the London School of Economics and his Ph.D. in operations research from the Wharton School.

    CHRISTOPHER WALSH, PH.D., has served as our director since April 1996.
Dr. Walsh has been the Hamilton Kuhn Professor of biological chemistry and molecular pharmacology at Harvard Medical School since 1991 and formerly was President of the Dana-Farber Cancer Institute and Chairman of the Department of Biological Chemistry and Molecular Pharmacology at Harvard Medical School. He has performed extensive research in enzyme stereochemistry, reaction mechanisms and the mechanisms of action of anti-infective and immunosuppressive agents. He is co-chairman of the Kosan Scientific Advisory Board. Dr. Walsh is also a member of the board of directors of Diacrin, Inc. Dr. Walsh received his A.B. in biology from Harvard University and Ph.D. in life sciences from The Rockefeller University, New York.

    In April 1998, Mr. Ostrach consented, without admitting or denying the Securities and Exchange Commission's allegations and conclusions, to the entry of a Commission administrative order requiring future compliance with Rule 102 of the Commission's Regulation M, a regulation which prohibits participants in a public stock offering from purchasing securities for their own account until the public distribution is complete. The administrative order resulted from Mr. Ostrach's purchase of 600 shares of Neurobiological Technologies, Inc., or NTI, common stock during a restricted period preceding a 1996 stock offering by NTI.

SCIENTIFIC ADVISORY BOARD

    The following individuals are members of our Scientific Advisory Board, or
SAB:

    CHAITAN KHOSLA, PH.D., is co-chairman of our SAB and a member of our board of directors.

    CHRISTOPHER WALSH, PH.D., is co-chairman of our SAB and a member of our board of directors.

    HOMER A. BOUSHEY, M.D., is a Professor of Medicine at the University of California, San Francisco. Dr. Boushey is an expert in clinical research on the causes and treatment of asthma and serves as Principal Investigator for UCSF's Asthma Clinical Research Center.

    DAVID CANE, PH.D., is Professor of Chemistry at Brown University. He is an expert in the biosynthesis of natural products, with particular emphasis on macrolide polyketides and terpenes.

    SAMUEL DANISHEFSKY, PH.D., is Professor of Chemistry at Columbia University. He is an expert in synthetic organic chemistry.

    SIR DAVID A. HOPWOOD, PH.D., is Professor and Head of the Genetics Dept. at John Innes Institute, Norwich, U.K. He is an expert in Streptomyces genetics, molecular biology and the genetic manipulation of polyketide genes.

    IVAN KOMPIS, PH.D., has an extensive background in natural products chemistry, in particular antibacterial agents. He recently retired from Hoffmann-La Roche, where he held the position of Deputy Director of the Department of Infectious Diseases since 1987.

    MOHAMMED A. MARAHIEL, PH.D., is Professor of Biochemistry at Philipps University, Marburg, Germany. Dr. Marahiel is an expert in the field of non-ribosomal peptide biosynthesis.

    HARUO SETO, PH.D., is Professor of the Institute of Molecular and Cellular Biosciences, University of Tokyo, Japan. Dr. Seto has an extensive background in the structure, biosynthesis and screening of antibiotics.

BOARD COMPOSITION

    Dr. Santi is currently the chairman of the board of directors. Immediately following the sale of securities under this registration statement, our board of directors will consist of six directors divided into three classes with each class serving for a term of three years.

    - Drs. Khosla and Whitaker will be the Class I directors whose terms expire at the annual meeting of stockholders to be held in 2001;

    - Drs. Walsh and Davis will be the Class II directors whose terms will expire at the annual meeting of stockholders to be held in 2002; and

    - Drs. Deleage and Santi will be the Class III directors whose terms will expire at the annual meeting of stockholders to be held in 2003.

    At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing change in our control or management.

COMMITTEES OF THE BOARD

    COMPENSATION COMMITTEE. The compensation committee, which is composed of Drs. Davis, Deleage and Walsh, reviews and recommends to our board of directors the compensation and benefits of all our officers and establishes and reviews general policies relating to compensation and benefits to our employees.

    AUDIT COMMITTEE. The audit committee, which is comprised of Drs. Whitaker, Davis and Deleage, reviews our internal accounting procedures and the services provided by our independent auditors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of the compensation committee is currently, or has ever been at any time since our formation, one of our officers or employees, nor has served as a member of the board of directors or compensation committee of any entity that has one or more officers serving as a member of our board of directors or compensation committee.

COMPENSATION OF DIRECTORS

    We reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings but do not compensate them for their services as board or committee members. We have in the past granted non-employee directors options to purchase our common stock pursuant to the terms of our stock option plans, and our board continues to have the discretion to grant options to new non-employee directors. On March 14, 2000, we granted an option to purchase 5,000 shares of common stock to director Dr. Christopher Walsh. See "Management--Stock Plans--2000 Non-Employee Director Stock Option Plan" and "Related Party Transactions."

EMPLOYMENT AGREEMENTS

    We require each of our employees to enter into confidentiality agreements prohibiting the employee from disclosing any of our confidential or proprietary information. At the time of commencement of employment, our employees also generally sign offer letters specifying basic terms and conditions of employment.

    In March 2000, we entered into an agreement with Brian Metcalf, Ph.D. in connection with his appointment as Senior Vice President and Chief Scientific Officer. Under the agreement, Dr. Metcalf is entitled to receive an annual salary of $280,000, a $100,000 sign-on bonus and an option to purchase 100,000 shares of our common stock. In addition, Dr. Metcalf is entitled to a housing loan up to $400,000 which will be secured by a deed of trust on Dr. Metcalf's principal residence. In addition, Dr. Metcalf is entitled to five years of monthly mortgage assistance to support up to a $400,000 mortgage. Either we or Dr. Metcalf may terminate his employment at any time for any reason. If we terminate Dr. Metcalf without cause during his first three years of employment, he will receive twelve months of salary continuation. Further, if such termination occurred after one year from his date of hire, six additional months of vesting of his stock options will be accelerated.

    In October 1999, we entered into an agreement with Susan M. Kanaya in connection with her appointment as Vice President, Finance and Chief Financial Officer. Under the agreement, Ms. Kanaya is entitled to receive an annual salary of $172,500, a $20,000 sign-on bonus and an option to purchase 50,000 shares of our common stock. In addition, Ms. Kanaya is entitled to a $50,000 loan to replace an existing loan arrangement with her former employer, which is forgiven on the third anniversary date of her employment with us. Either we or Ms. Kanaya may terminate her employment at any time for any reason. If we terminate Ms. Kanaya's employment without cause during the first two years of employment, she will receive six months of salary continuation and an additional six months of vesting on her stock options. If such termination occurs following a change in control, the period of salary continuation will be twelve months.

    In November 1998, we entered into an agreement with Daniel V. Santi, MD, Ph.D. in connection with his appointment as our Chief Executive Officer. Under the agreement, Dr. Santi is entitled to receive an annual base salary of $250,000, adjusted annually by a minimum of a percentage change equal to the annual percentage change in the Consumer Price Index, and an option to purchase 250,000 shares of our common stock. Either we or Dr. Santi may terminate his employment at any time for any reason. If we terminate Dr. Santi without cause, he will receive a lump sum severance payment in the amount equal to eighteen months of his then current base salary, and eighteen months accelerated vesting of the shares subject to the stock option.

    In July 1998, we entered into an agreement with Kevin Kaster in connection with his appointment as Vice President, Intellectual Property. Under the agreement, Mr. Kaster is entitled to receive an annual base salary of $180,000 and an option to purchase 60,000 shares of our common stock. Either we or Mr. Kaster may terminate his employment at any time for any reason. If we terminate Mr. Kaster without cause during the first three and one-half years of employment, he will receive an amount equal to six months of his then current base salary and will accelerate the vesting of the lesser of (a) six months of his original stock option grant and (b) the remainder of his original stock option grant.

    Drs. Santi, Khosla and Metcalf, Messrs. Ostrach and Kaster and Ms. Kanaya each have stock option or stock purchase agreements which contain acceleration clauses providing for 100% vesting of the unvested shares in the event of a change in control.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning compensation that we paid during 1999 to our Chief Executive Officer and to our four other most highly compensated executive officers who received salary and bonus compensation of more than $100,000 during 1999 on an annualized basis. All option grants were made under our 1996 Stock Option Plan.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                                                       ------------
                                                                                        NUMBER OF
                                                      ANNUAL COMPENSATION               SECURITIES
                                                      -------------------               UNDERLYING
NAME AND PRINCIPAL POSITION                            SALARY     BONUS      OTHER       OPTIONS
---------------------------                           --------   --------   --------   ------------
Daniel V. Santi ....................................  $250,812        --         --           --
  Chairman and Chief Executive Officer

Michael S. Ostrach .................................   191,667        --         --           --
  Chief Operating Officer

Susan M. Kanaya(1) .................................    26,870   $20,000         --       50,000
  Vice President, Finance and Chief Financial
  Officer

Kevin Kaster .......................................   190,559        --         --       12,500
  Vice President, Intellectual Property

Daniel Chu(2) ......................................   172,560        --    $46,800           --
  Former Vice President, Research

------------------------

(1) Ms. Kanaya joined Kosan in November 1999. Her annual salary is $172,500.

(2) Dr. Chu resigned as Vice President, Research, effective November 30, 1999. His other compensation represents a separation payment.

OPTION GRANTS

    The following table sets forth summary information regarding the option grants made to our Chief Executive Officer and four of our other executive officers whose salary and bonus was in excess of $100,000 on an annualized basis during 1999. Options granted to purchase shares of our common stock under our 1996 Stock Option Plan are generally immediately exercisable by the optionee but are subject to a right of repurchase pursuant to the vesting schedule of each specific grant. In the event that a purchaser ceases to provide service to us, we have the right to repurchase any of that person's unvested shares of common stock at the original option exercise price. The purchase price per share is equal to the deemed fair market value of our common stock on the date of grant as determined by our board of directors. The percentage of total options was calculated based on options to purchase an aggregate of 154,700 shares of common stock granted under our 1996 Stock Option Plan in 1999. The potential realizable value was calculated based on the ten-year term of the options and assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the options were granted to their expiration date based on the fair market value of the common stock on the date of grant. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of our future stock price. For our employees and officers, 25% of the option grant generally vests on the one-year anniversary of employment, and the remainder vest in a series of equal monthly installments beginning on the one-year anniversary of employment and continuing over the next three years of service. See "Management--Stock Plans" for a description of the material terms of these options.

                             OPTION GRANTS IN 1999

                                               PERCENTAGE OF                                  POTENTIAL REALIZABLE
                                  NUMBER OF        TOTAL                                    VALUE AT ASSUMED ANNUAL
                                  SECURITIES      OPTIONS                                 RATES OF STOCK APPRECIATION
                                  UNDERLYING    GRANTED TO      EXERCISE                        FOR OPTION TERM
                                   OPTIONS     EMPLOYEES IN       PRICE      EXPIRATION   ----------------------------
NAME                               GRANTED      FISCAL YEAR    (PER SHARE)      DATE           5%             10%
----                              ----------   -------------   -----------   ----------   ------------   -------------
Daniel V. Santi.................        --          --               --             --       $               $

Michael S. Ostrach(1)...........        --          --               --             --

Susan M. Kanaya(2)..............    50,000          32%           $1.00       11/04/09

Kevin Kaster(3).................    12,500           8%            1.00       08/06/09

Daniel Chu......................        --          --               --             --

------------------------

(1) In February 2000, we granted Mr. Ostrach an option to purchase 25,000 shares of common stock at an exercise price of $1.25 per share, which was equal to the fair market value of the common stock on the date of grant as determined by the board of directors. These options vest over a four-year period from the date of grant.

(2) In March 2000, we granted Ms. Kanaya an option to purchase 5,000 shares of common stock at an exercise price of $3.00 per share, which was equal to the fair market value of the common stock on the date of grant. These options vest over a four-year period from the date of grant.

(3) In February 2000, we granted Mr. Kaster an option to purchase 12,500 shares of common stock at an exercise price of $1.25 per share, which was equal to the fair market value of the common stock on the date of grant as determined by the board of directors. These options vest over a four-year period from the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table provides summary information concerning the shares of common stock represented by outstanding stock options held by our Chief Executive Officer and four of our other most highly compensated executive officers with annualized base salaries in excess of $100,000 as of December 31, 1999. Options granted to purchase shares of our common stock under our 1996 Stock Option Plan are generally immediately exercisable by optionees but are subject to a right of repurchase pursuant to the vesting schedule of each specific grant. The repurchase option generally lapses over a four-year period with 25% lapsing after the first year and the remainder in equal monthly installments thereafter over a three-year period. In the event that a purchaser ceases to provide service to us, we have the right to repurchase any of that person's unvested shares of common stock at the original option exercise price. Amounts shown in the value realized column were calculated based on the difference between the option exercise price and the fair market value of the common stock on the date of exercise, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares of common stock underlying the option.

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                       OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                     SHARES                         DECEMBER 31, 1999           DECEMBER 31, 1999(2)
                                    ACQUIRED        VALUE      ---------------------------   ---------------------------
NAME                               ON EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                               -----------   -----------   -----------   -------------   -----------   -------------
Daniel V. Santi..................          --            --           --              --                            --

Michael S. Ostrach...............          --            --      110,000              --                            --

Susan M. Kanaya..................          --            --       50,000              --                            --

Kevin Kaster.....................          --            --       72,500              --                            --

Daniel Chu.......................          --            --           --              --                            --

------------------------

(1) Based on an assumed initial public offering price of $      per share, minus
    the per-share exercise price, multiplied by the number of shares issued upon exercise of the option.

(2) The value of unexercised in-the-money options is calculated based on the
    difference between an assumed initial public offering price of $      per
    share and the exercise price for these shares, multiplied by the number of shares underlying the option.

STOCK PLANS

1996 STOCK OPTION PLAN

    Our 1996 Stock Option Plan was adopted by our board of directors in June 1996 and approved by the stockholders in June 1996. This plan provides for the grant of incentive stock options to our employees and nonstatutory stock options to our employees, directors and consultants. The board of directors approved amendments to the stock option plan to increase the number of shares reserved under the stock option plan in October 1998, October 1999 and March 2000. The stockholders approved these amendments in October, 1998, November, 1999 and March 2000, respectively. As of March 30, 2000, 1,700,000 shares of common stock were reserved for issuance under this plan. Of these shares, 701,439 shares were issued upon exercise of stock options, 355,434 shares were subject to outstanding options and 643,127 shares were available for future grant.

    Our board of directors or a committee appointed by the board administers the stock option plan and determines the terms of options granted, including the exercise price, the number of shares subject to individual option awards and the vesting of the options. The exercise price of nonstatutory options must generally be at least 85% of the fair market value of the common stock on the date of grant. The exercise price of incentive stock options cannot be lower than 100% of the fair market value of the common stock on the date of the grant and, in the case of incentive stock options granted to holders of more than 10% of our voting power, not less than 110% of the fair market value. The term of an incentive stock option cannot exceed ten years, and the term of an incentive stock option granted to a holder of more than 10% of our voting power cannot exceed five years.

    A participant may not transfer rights granted under our stock option plan other than by will, the laws of descent and distribution or as otherwise provided under the stock option plan.

    Options granted under our stock option plan are immediately exercisable. Unvested shares are subject to our right of repurchase in the event the employee, director or consultant ceases his or her employment with us. Our board of directors may not, without the adversely affected optionee's prior written consent, amend, modify or terminate the stock option plan if the amendment, modification or termination would impair the rights of optionees. Our stock option plan will terminate in 2006 unless terminated earlier by the board of directors.

2000 EMPLOYEE STOCK PURCHASE PLAN

    Our 2000 employee stock purchase plan was adopted by our board of directors in March 2000, and we expect will be approved by our stockholders in April 2000. A total of 100,000 shares of our common stock has been reserved for issuance under the 2000 employee stock purchase plan.

    The 2000 purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, contains a 6 month offering period. The offering period generally starts on the first trading day on or after June 1 and December 1 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before November 30.

    Employees are eligible to participate if they are employed by us for at least 20 hours per week and more than five months in any calendar year. However, employees may not be granted an option to purchase stock under the 2000 employee stock purchase plan if they either:

    - immediately after grant, own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

    - hold rights to purchase stock under our employee stock purchase plans which accrue at a rate which exceeds $25,000 worth of stock for each calendar year.

    The 2000 employee stock purchase plan permits participants to purchase our common stock through payroll deductions of up to 15% of the participant's compensation. Compensation is defined as the participant's base gross earnings but exclusive of incentive compensation and bonuses. The maximum number of shares a participant may purchase during a single purchase period is 5,000 shares.

    Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 2000 purchase plan is generally 85% of the lower of the fair market value of the common stock either:

    - at the beginning of the offering period; or

    - at the end of the purchase period.

    In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

    Rights granted under the 2000 employee stock purchase plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 2000 employee stock purchase plan. The 2000 employee stock purchase plan provides that, in the event we merge with or into another corporation or there is a sale of substantially all of our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set.

    The 2000 employee stock purchase plan will terminate in 2010. Our board of directors has the authority to amend or terminate the 2000 employee stock purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 2000 employee stock purchase plan.

2000 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

    Non-employee directors are entitled to participate in our 2000 non-employee director stock option plan, or the director option plan. The director option plan was adopted by our board of directors in March 2000 and we expect will be approved by our stockholders in April 2000, but it will not become effective until the date of this offering. The director option plan has a term of ten years, unless terminated sooner by our board of directors. A total of 100,000 shares of our common stock have been reserved for issuance under the director option plan.

    The director option plan generally provides for an automatic initial grant of an option to purchase 2,500 shares of our common stock to each non-employee director on the date which the later of the following events occur:

    - the effective date of the director option plan; or

    - the date when a person first becomes a non-employee director.

    After the initial grant, a non-employee director will automatically be granted subsequent options to purchase 1,250 shares of our common stock each year on the date of our annual stockholder's meeting, if on such date he or she has served on our board of directors for at least six months. Each initial option grant and each subsequent option grant shall have a term of 10 years. Each initial option grant will vest as to 25% of the shares subject to the option on each anniversary of its date of grant and each subsequent option grant will vest as to 100% of the shares subject to the option on each anniversary of its date of grant. The exercise price of all options will be 100% of the fair market value per share of our common stock on the date of grant.

    The director option plan provides that in the event of our merger with or into another corporation, or a sale of substantially all of our assets, each option will become fully vested and exercisable for a period of thirty days from the date our board of directors notifies the optionee of the option's full exercisability, after which period the option shall terminate. Options granted under the director option plan must be exercised within three months of the end of the optionee's tenure as a director of the Company, or within 12 months after such director's termination by death or disability, but in no event later than the expiration of the option's ten year term. No option granted under the director option plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee.

LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION MATTERS

    Our certificate of incorporation and bylaws limit the liability of our directors, officers, employees, and other agents to the fullest extent permitted by Delaware law. However, we will indemnify a person in connection with a proceeding initiated by such person only if such proceeding was authorized by our board. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for

    - breach of their duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

    - any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    We believe that indemnification under our bylaws and certificate of incorporation covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in this capacity, regardless of whether the bylaws permit indemnification.

    We have entered and intend to continue to enter into agreements to indemnify our directors, in addition to the indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines, and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our right arising out of such person's services as one of our directors or such person's services to any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. See "Related Party Transactions."

    There is no pending litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                           RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

    The following executive officers, directors and holders of more than five percent of our voting securities purchased securities in the amounts as of the dates shown below.

                                                       SHARES OF PREFERRED STOCK
                                      COMMON         ------------------------------
                                       STOCK         SERIES A   SERIES B   SERIES C
                                 -----------------   --------   --------   --------
DIRECTORS AND EXECUTIVE
  OFFICERS
Daniel V. Santi, M.D., Ph.D....            966,498   229,761     24,244         --
Chaitan Khosla, Ph.D...........            587,857     7,143         --         --

5% STOCKHOLDERS
AG Biotech Capital LLC(1)......                 --        --    484,848     16,129
Alta California Partners(2)....             52,263   462,968      5,415     23,654
Alta Embarcadero Partners(2)...              1,552    13,224    237,009        540
Franklin Biotechnology
  Discovery Fund...............                 --        --         --    387,097
Lombard Odier & Cie............                                 363,636     58,065
S.R. One, Limited(3)...........                                 303,030     16,129

Price per share................    $0.001 to $1.10     $4.20      $8.25    $ 31.00
Date(s) of purchase............  Jan 1995 - Nov 99    Jan 97     Apr 98     Mar 00

------------------------

(1) Peter Davis, one of our directors, is a member of the Executive Committee of Pulsar International, S.A., an affiliate of AG Biotech Capital LLC.

(2) Jean Deleage, one of our directors, is a general partner of Alta Partners, an affiliate of Alta California Partners and Alta Embarcadero Partners.

(3) Raymond Whitaker, one of our directors, is Vice President of S.R. One, Limited, the venture investment affiliate of SmithKline Beecham.

    PROMISSORY NOTES. Stock options granted under our 1996 Stock Option Plan are immediately exercisable as to both vested and unvested shares, with unvested shares being subject to a right of repurchase in our favor in the event of termination of employment or consultancy prior to vesting of all shares. These individuals pay the exercise price for their outstanding options pursuant to full recourse promissory notes secured by the common stock underlying the options. The notes bear interest at the Applicable Mid Term Federal Rate at the time of exercise. Principal and interest is due on the earlier of the employee's or consultant's termination date or three years after the date of the promissory note. As of February 29, 2000, the original and outstanding principal amounts of each promissory note by a director or executive officer are set forth below.

                                                                 ORIGINAL AND
                                                               OUTSTANDING NOTE
DIRECTOR OR EXECUTIVE OFFICER                 ISSUANCE DATE         AMOUNT
-----------------------------                 --------------   ----------------
Daniel V. Santi.............................   December 1998       $275,000
Michael S. Ostrach..........................   February 2000         74,250
Susan M. Kanaya.............................   February 2000         50,000
Kevin Kaster................................   February 2000         72,500
Chaitan Khosla..............................  September 1999         71,500

    CONSULTING AGREEMENTS. In December 1998, we entered into an amended and restated consulting agreement with our co-founder and director, Dr. Chaitan Khosla. Under the terms of this agreement, Dr. Khosla is entitled to receive consulting fees of not less than $100,000 per year and was granted an option to purchase 65,000 shares of our common stock at an exercise price of $1.10 per share which vest over a four year period. During 1999, total consulting fees paid to Dr. Khosla totaled $104,279. Either Kosan or Dr. Khosla may terminate his consultancy at any time for any reason. If we terminate
Dr. Khosla without cause or as a result of a change in control, he will receive the greater of (i) any compensation payable during the extended term of his consulting agreement or (ii) an amount equal to two times his then-current annual compensation. Further, all of Dr. Khosla's stock options and other similar equity rights will immediately vest in full.

    In December 1995, we entered into a consulting agreement with our director, Dr. Christopher Walsh. Under the terms of this agreement, Dr. Walsh is entitled to receive $1,000 per day for consultations and entered into a restricted stock purchase agreement which provided for the purchase of 20,000 shares of common stock at a purchase price of $0.002 per share, which vest over five years. In March 2000, we granted Dr. Walsh an additional option to purchase 5,000 shares of common stock at a purchase price of $3.00 per share, which vest over a four-year period.

    INDEMNIFICATION AGREEMENTS. We have entered into indemnification agreements with Drs. Davis, Deleage, Khosla, Santi, Walsh and Whitaker, Mr. Ostrach,
Ms. Kanaya and Mr. Kaster. We intend to enter into indemnification agreements with all of our directors and officers for the indemnification of those persons to the full extent permitted by law. We also intend to execute these agreements with our future directors and officers.

    STOCK OPTIONS. Stock option grants to our executive officers and directors are described in this prospectus under the captions "Management--Compensation of Directors", "--Executive Compensation" and "--Option Grants".

                             PRINCIPAL STOCKHOLDERS
--------------------------------------------------------------------------------

    The following table sets forth information with respect to beneficial ownership of our common stock as of March 30, 2000, as adjusted to reflect the sale of common stock in this offering. Information is given for:

    - each stockholder who is known by us to beneficially own more than five percent of our common stock;

    - our Chief Executive Officer and each of our four other most highly compensated executive officers whose compensation on an annualized basis exceeded $100,000 in 1999;

    - each of our directors and executive officers; and

    - all of our directors and officers as a group.

    Percentage of ownership in the following table is calculated based on 6,250,321 shares of our common stock outstanding as of March 30, 2000 and shares of common stock outstanding after completion of this offering.

    Beneficiary ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person are deemed outstanding. Those shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable.

                                                             AMOUNT OF SHARES BENEFICIALLY OWNED
                                                                    AS OF MARCH 30, 2000
                                                          -----------------------------------------
                                                                                PERCENTAGE OF TOTAL
                                                                                OUTSTANDING SHARES
                                                                                BENEFICIALLY OWNED
                                                                                -------------------
                                                           NUMBER OF SHARES      BEFORE     AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                      BENEFICIALLY OWNED    OFFERING   OFFERING
------------------------------------                      -------------------   --------   --------
Daniel V. Santi, M.D., Ph.D.(1).........................       1,220,503          19.5%
Alta Partners (2).......................................         796,625          12.8%
AG Biotech Capital (3)..................................         500,977           8.0%
Lombard Odier & Cie (4).................................         421,701           6.8%
Franklin Biotechnology Discovery Fund (5)...............         387,097           6.2%
S.R. One, Limited (6)...................................         319,159           5.1%
Peter Davis, Ph.D. (7)..................................         500,977           8.0%
Jean Deleage, Ph.D. (8).................................         796,625          12.8%
Chaitan Khosla, Ph.D. (9)...............................         595,000           9.5%
Christopher Walsh, Ph.D. (10)...........................          26,500             *
Raymond Whitaker, Ph.D. (11)............................         319,159           5.1%
Michael S. Ostrach (12).................................         135,000           2.2%
Brian W. Metcalf, Ph.D. (13)............................         100,000           1.6%
Susan M. Kanaya (14)....................................          55,000             *
Kevin Kaster (15).......................................          85,000           1.4%
Daniel Chu (16).........................................          22,500             *
All directors and executive officers as a group (10
  persons)(17)..........................................       3,856,264          61.7%

------------------------

*   Less than one percent (1%)

 (1) Includes 161,458 shares that are subject to our right of repurchase as of March 30, 2000 if Dr. Santi is no longer an employee, director or consultant with us. Dr. Santi is located at 3832 Bay Center Place, Hayward, CA 94545.

 (2) Alta Partners is located at One Embarcadero Center, Suite 4050, San Francisco, CA 94111. Includes 544,300 shares that are held by Alta California Partners, L.P. and 252,325 shares that are held by Alta Embarcadero Partners, LLC.

 (3) AG Biotech Capital, LLC is located at AG Biotech Capital LLC, c/o Viridian Management, LLC, 686 N. DuPont Boulevard #200, Milford, DE 19963.

 (4) Lombard Odier & Cie is located at Sihlstrasse 20, 8021 Zurich, Switzerland.

 (5) Franklin Biotechnology Discovery Fund is located at 777 Mariners Island Blvd., San Mateo, CA 94404

 (6) S.R. One, Limited is located at Four Tower Bridge, West Conshohoken, PA 19428.

 (7) Includes 500,977 shares that are held by AG Biotech Capital LLC. Dr. Davis, one of our directors, is a member of the Executive Committee of Pulsar International, S.A., an affiliate of AG Biotech Capital. Dr. Davis disclaims beneficial ownership of the shares held by AG Biotech Capital except to the extent of his proportionate pecuniary interest therein.
     Dr. Davis is located c/o Pulsar International, 1 Tower Bridge, West Conshohoken, PA 19428.

 (8) Consists of 796,625 shares held directly by Alta Partners. Dr. Deleage, one of our directors, is the managing general partner of Alta Partners and disclaims beneficial ownership of such shares except to the extent of his proportionate pecuniary interest therein. Dr. Deleage is located at One Embarcadero Center, Suite 4050, San Francisco, CA 94111.

 (9) Includes 46,041 shares that are subject to our right of repurchase as of March 30, 2000 if Dr. Khosla is no longer an employee, director or consultant with us. Dr. Khosla is located at 3832 Bay Center Place, Hayward, CA 94545.

 (10) Includes the following:

        (i) 3,333 shares that are subject to our right of repurchase as of March 30, 2000; and

        (ii) 6,500 shares that are subject to option as of March 30, 2000, of which 5,687 would be subject to our right of repurchase if Dr. Walsh is no longer an employee, director or consultant with us.

 (11) Includes 319,159 shares that are held by S.R. One, Limited. Dr. Whitaker, one of our directors, is Vice President of S.R. One, Limited, the venture investment affiliate of SmithKline Beecham. Dr. Whitaker disclaims beneficial ownership of the shares held by S.R. One, Limited except to the extent of his proportionate pecuniary interest therein. Dr. Whitaker is located at Four Tower Bridge, West Conshohoken, PA 19428.

 (12) Includes the following.

        (i) 52,916 shares that are subject to our right of repurchase as of March 30, 2000; and

        (ii) 25,000 shares that are subject to option as of March 30, 2000, of which 24,479 would be subject to our right of repurchase if Mr. Ostrach is no longer an employee, director or consultant with us.

 (13) Includes 100,000 shares that are subject to option as of March 30, 2000, all of which would subject to our right of repurchase if Dr. Metcalf is no longer an employee, director or consultant with us.

 (14) Includes the following:

        (i) 50,000 shares that are subject to our right of repurchase as of March 30, 2000; and

        (ii) 5,000 shares that are subject to option as of March 30, 2000, all of which would be subject to our right of repurchase if Ms. Kanaya is no longer an employee, director or consultant with us.

 (15) Includes the following:

        (i) 46,927 shares that are subject to our right of repurchase as of March 30, 2000; and

        (ii) 12,500 shares that are subject to option as of March 30, 2000, of which 12,239 would be subject to our right of repurchase if Mr. Kaster is no longer an employee, director or consultant with us.

 (16) Dr. Chu resigned as Vice President, Research, effective November 30, 1999.

 (17) Includes shares included pursuant to notes (1) and (8) through (16) above.

                          DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

    Our certificate of incorporation, the filing of which will occur at the closing of this offering, authorizes the issuance of up to 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our board of directors. As of March 30, 2000, after giving effect to the conversion of all of our preferred stock into common stock, 6,250,321 shares of common stock were outstanding. As of March 30, 2000, we had 99 stockholders.

COMMON STOCK

    Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences to which holders of preferred stock issued after the sale of the common stock offered hereby may be entitled, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate in the future.

PREFERRED STOCK

    Upon the closing of this offering, the board of directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, from time to time to issue up to an aggregate of 10,000,000 shares of preferred stock, $0.001 par value per share, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

    Pursuant to the Third Amended and Restated Registration Rights Agreement entered into between us and holders of 4,408,827 shares of common stock and holders of shares of common stock issuable upon conversion of our Series A, Series B and Series C preferred stock, we are obligated, under limited circumstances and subject to specified conditions and limitations, to use our reasonable best efforts to register the registrable shares.

    We must use our reasonable best efforts to register shares subject to such registration rights if we:

    - receive written notice from holders of 50% or more of the registrable shares requesting that we effect a registration with respect to at least 20% of the registrable shares then held by the holders requesting registration;

    - decide to register our own securities; or

    - both receive written notice from any holder or holders of the registrable shares requesting that we effect a registration on Form S-3 (a shortened form of registration statement) with respect to the registrable shares, and are then eligible to use Form S-3 (which at the earliest could occur 12 calendar months after the closing of this offering).

    However, in addition to certain other conditions and limitations, if we are proposing to issue registered shares and the underwriters request to decrease the number of shares registered, we can limit the number of registrable shares included in the registration statement. The underwriters have requested that no registrable shares be registered in this offering. In addition, the holders of these registration rights have entered into lockup agreements and waived their registration rights until 180 days following the completion of this offering.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER PROVISIONS

    Certain provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain of these provisions will create a classified board of directors, will allow us to issue preferred stock without any vote or further action by the stockholders, require advance notification of stockholder proposals and nominations of candidates for election as directors, eliminate cumulative voting in the election of directors and eliminate shareholder action by written consent. In addition, our bylaws will provide that special meetings of the stockholders may be called only by the Chairman of the Board, the President, or board of directors and that the authorized number of directors may be changed only by resolution of the board of directors. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in our control.

    In addition, we will be subject to Section 203 of the Delaware General Corporation Law. This law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless any of the following conditions are met. First, this law does not apply if prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. Second, the law does not apply if upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer. Third, the law does not apply if at or after the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for our common stock is Chase Mellon Shareholder Services LLC.

                        SHARES ELIGIBLE FOR FUTURE SALE
--------------------------------------------------------------------------------

    Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could reduce prevailing market prices. Furthermore, since certain shares will not be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public market after any restrictions on sale lapse could adversely affect the prevailing market price of the common stock and impair our ability to raise equity capital in the future.

    Upon completion of the offering, we will have         outstanding shares of
common stock, assuming no exercise of the over-allotment option and no exercises
of outstanding options after           , 2000. Of these shares, all of the
shares sold in the public offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by affiliates. The remaining 6,250,321 shares of common stock held by existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

    As a result of contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, the restricted shares will be available for sale in the public market as follows:

    - unless held by affiliates, the           shares sold in the public
      offering will be freely tradable upon completion of the offering;

    - 5,147,478 shares will be eligible for sale upon the expiration of the lock-up agreements, described below, beginning 180 days after the date of this prospectus; and

    - 66,853 shares will be eligible for sale upon the exercise of vested options 180 days after the date of this prospectus.

LOCK-UP AGREEMENTS

    All of our directors, officers, employees and other stockholders, who together hold all of our securities, have entered into lock-up agreements in connection with this offering. These lock-up agreements generally provide that these holders will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Warburg Dillon Read LLC. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements may not be sold until these agreements expire or are waived by Warburg Dillon Read LLC.

RULE 144

    In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - one percent of the number of shares of common stock then outstanding,
      which will equal approximately       shares immediately after this
      offering; and

    - the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

    Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, may sell these shares without complying with the manner of sale, public information, volume limitation or notice requirements of Rule 144.

RULE 701

    Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144, but without compliance with certain restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 90 days after effectiveness without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 90 days after effectiveness without complying with the holding period, public information, volume limitation or notice requirements of Rule 144.

REGISTRATION RIGHTS

    Upon completion of this offering, the holders of 4,408,827 shares of our common stock, or their transferees, will be entitled to rights with respect to the registration of their shares under the Securities Act. Registration of their shares under the Securities Act would result in these shares becoming freely tradeable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration.

STOCK OPTIONS

    We intend to file a registration statement under the Securities Act after the effective date of this offering to register shares to be issued pursuant to our employee and director benefit plans. As a result, any options or rights exercised under the 1996 stock option plan, the 2000 employee stock purchase plan and the 2000 non-employee directors' stock option plan will also be freely tradable in the public market. However, shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144, unless otherwise resalable under Rule 701. As of March 30, 2000, we had granted options to purchase 355,434 shares of common stock that had not been exercised, of which options to purchase 48,063 shares were both exercisable and not subject to a right of repurchase in our favor.

                                  UNDERWRITING
--------------------------------------------------------------------------------

    We have entered into an underwriting agreement with the underwriters named below. Warburg Dillon Read LLC, CIBC World Markets Corp., and Prudential Securities Incorporated are acting as representatives of the underwriters.

    The underwriting agreement will provide for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specific number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter will severally agree to purchase the number of shares of common stock set forth opposite its name below.

NAME                                                          NUMBER OF SHARES
----                                                          ----------------
Warburg Dillon Read LLC.....................................
CIBC World Markets Corp.....................................
Prudential Securities Incorporated..........................
                                                                   -----
    Total...................................................
                                                                   =====

    This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option described below, if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

    The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to certain securities dealers at such price less a concession
of $          per share. The underwriters may also allow to dealers, and such
dealers may reallow, a concession not in excess of $          per share to
certain other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

    We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus,
permits the underwriters to purchase a maximum of           additional shares of
our common stock to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the underwriters
will purchase       shares from us, the total price to the public will be
      , and the total proceeds to us will be       . The underwriters have
severally agreed that, to the extent the over-allotment option is exercised, each of the underwriters will purchase a number of additional shares proportionate to its initial amount reflected in the above table.

    The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

                                                          PAID BY US
                                         ---------------------------------------------
                                            NO EXERCISE OF         FULL EXERCISE OF
                                         OVER-ALLOTMENT OPTION   OVER-ALLOTMENT OPTION
                                         ---------------------   ---------------------
Per Share..............................            $                       $
Total..................................            $                       $

    We estimate that the total expenses of this offering, excluding the
underwriter discount, will be approximately $         .

    We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act.

    We and our directors, executive officers, and all of the holders of our common stock and securities convertible into or exercisable or exchangeable for common stock issued prior to this offering, have agreed pursuant to certain lock-up agreements with the underwriters that we and they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of 180 days after the date of this prospectus without the prior written consent of Warburg Dillon Read LLC. Warburg Dillon Read LLC, in its sole discretion, may release the shares subject to the lock-up agreements in whole or in part at any time with or without notice. However, Warburg Dillon Read LLC has no current plan to do so.

    At our request, the underwriters have reserved for offer and sale at the
initial public offering price up to       shares of our common stock for our
officers, directors, employees, clients, friends and related persons who express an interest in purchasing these shares. The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase these reserved shares. The underwriters will offer any shares not so purchased by these persons to the general public on the same basis as the other shares in this initial public offering.

    Warburg Dillon Read LLC and CIBC World Markets Corp. intend to distribute and deliver this prospectus only by hand or mail and intend to use only printed prospectuses. Prudential Securities Incorporated facilitates the marketing of new issues online through its PrudentialSecurities.com division. Clients of Prudential advisors may view offering terms and this prospectus online.

    Prior to this offering, there has been no public market for our common stock. Consequently, the offering price for our common stock will be determined by negotiations between us and the underwriters and will not necessarily be related to our asset value, net worth or other established criteria of value. The factors to be considered in these negotiations, in addition to prevailing market conditions, will include the history of and prospects for the industry in which we compete, an assessment of our management, our prospects, our capital structure and certain other factors as are deemed relevant.

    Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

    - STABILIZING TRANSACTIONS--The representatives may make bids for or purchases of the shares for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

    - OVER-ALLOTMENTS AND SYNDICATE COVERING TRANSACTIONS--The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with this offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

    - PENALTY BIDS--If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

    Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

    Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If these transactions are commenced, they may be discontinued at any time without notice. The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

                                 LEGAL MATTERS
--------------------------------------------------------------------------------

    Wilson Sonsini Goodrich & Rosati, PC, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus. The underwriters have been represented by Brobeck, Phleger & Harrison LLP. An investment partnership composed of current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, PC, beneficially owns 5,479 shares of our common stock.

                       CHANGE IN INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

    Effective May 28, 1998, Ernst & Young LLP was engaged as our independent accountants and replaced Coopers & Lybrand L.L.P. (now, PricewaterhouseCoopers
LLP), who were dismissed as our independent accountants in May 1998. The decision to change accountants was approved by our Board of Directors. The audit reports of PricewaterhouseCoopers LLP for the years ended December 31, 1997 and 1996 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits through December 31, 1997 and through May 1998, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statements disclosure or auditing scope or procedures, which disagreements, if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. PricewaterhouseCoopers LLP has not audited or reported on any of the financial statements or information included in this prospectus. For purposes of this filing, the financial statements at December 31, 1997, 1996 and 1995 as well as the financial statements for the years ended December 31, 1997 and 1996 and the period from inception (January 5, 1995) to December 31, 1995 have been audited by Ernst & Young LLP. Prior to May 28, 1998, we had not consulted with Ernst & Young LLP on items that involved our accounting principles or the form of audit opinion to be issued on our financial statements.

                                    EXPERTS
--------------------------------------------------------------------------------

    Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION
--------------------------------------------------------------------------------

    We have filed with the Securities and Exchange Commission, Washington, D.C., a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or document filed as an exhibit to the registration statement are qualified by reference to the applicable exhibit as filed.

    A copy of the registration statement, and the exhibits and schedules to the registration statement, as well as reports and other information filed by us with the SEC may be inspected without charge at the public reference facilities maintained by the SEC in Room 1025, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13(th) Floor, New York, New York 10048, and copies of all of any part of the registration statement may be obtained from those offices upon the payment of the fees prescribed by the SEC. You can obtain information about the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. In addition, registration statements and other filings we make with the SEC through its electronic data gathering, analysis and retrieval, or EDGAR, system, including our registration statement, are publicly available through the Internet. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC's web site is http://www.sec.gov.

    As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

                         KOSAN BIOSCIENCES INCORPORATED
                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Ernst & Young LLP, Independent Auditors...........    F-2
Balance Sheets as of December 31, 1998 and 1999.............    F-3
Statements of Operations for the years ended December 31,
  1997, 1998 and 1999.......................................    F-4
Statements of Stockholders' Equity for the years ended
  December 31, 1997, 1998 and 1999..........................    F-5
Statements of Cash Flows for the years ended December 31,
  1997, 1998 and 1999.......................................    F-6
Notes to Financial Statements...............................    F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Kosan Biosciences Incorporated

    We have audited the accompanying balance sheets of Kosan Biosciences Incorporated as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kosan Biosciences Incorporated at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          Ernst & Young LLP

Palo Alto, California
March 10, 2000

                         KOSAN BIOSCIENCES INCORPORATED

                                 BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                      PRO FORMA
                                                                                    STOCKHOLDERS'
                                                                 DECEMBER 31,         EQUITY AT
                                                              -------------------   DECEMBER 31,
                                                                1998       1999         1999
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
                                             ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 3,049    $  1,032
  Short-term investments....................................    3,279         990
  Other receivables.........................................      168         498
  Prepaid expenses and other current assets.................      209         325
                                                              -------    --------
Total current assets........................................    6,705       2,845
Property and equipment, net.................................    1,407       2,587
Long-term investments.......................................    9,073       8,442
Notes receivable from related party.........................       12          87
Other assets................................................        4         196
                                                              -------    --------
Total assets................................................  $17,201    $ 14,157
                                                              =======    ========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   333    $    486
  Accrued liabilities.......................................       98         626
  Deferred revenue..........................................    1,719         409
  Current portion of capital lease obligation...............      118         127
  Current portion of equipment loan.........................      170         447
                                                              -------    --------
Total current liabilities...................................    2,438       2,095
Equipment loan, less current portion........................      700       1,424
Capital lease obligation, less current portion..............      304         167
Stockholders' equity:
  Convertible preferred stock, $0.001 par value; 4,348,182
    shares authorized, 3,269,377 shares issued and
    outstanding at December 31, 1998 and 1999 (none pro
    forma) (aggregate liquidation preference of $21,095 at
    December 31, 1999)......................................        3           3      $    --
  Common stock, $0.001 par value, 12,000,000 shares
    authorized, 1,729,317 and 1,826,848 shares issued and
    outstanding at December 31, 1998 and 1999, respectively
    (5,096,225 shares issued and outstanding pro forma).....        2           2            5
  Additional paid-in capital................................   21,230      24,851       24,851
  Notes receivable from stockholders........................     (275)       (349)        (349)
  Deferred stock compensation...............................       --      (2,377)      (2,377)
  Accumulated other comprehensive income (loss).............       (9)        (66)         (66)
  Accumulated deficit.......................................   (7,192)    (11,593)     (11,593)
                                                              -------    --------      -------
Total stockholders' equity..................................   13,759      10,471      $10,471
                                                              -------    --------      -------
Total liabilities and stockholders' equity..................  $17,201    $ 14,157
                                                              =======    ========

                            See accompanying notes.

                         KOSAN BIOSCIENCES INCORPORATED

                            STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   YEAR ENDED DECEMBER
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
  Revenues:
    Contract revenue........................................  $    10    $   974    $ 5,206
    Grant revenue...........................................      277        262        140
                                                              -------    -------    -------
  Total revenues............................................      287      1,236      5,346

  Operating expenses:
    Research and development................................    1,922      4,030      7,623
    General and administrative..............................      457        991      1,632
    Amortization of stock-based compensation................       --         --        535
    Other stock-based compensation..........................       --         --        610
                                                              -------    -------    -------
  Total operating expenses..................................    2,379      5,021     10,400
                                                              -------    -------    -------
  Loss from operations......................................   (2,092)    (3,785)    (5,054)

  Interest income...........................................      154        598        679
  Interest expense..........................................      (56)       (80)      (196)
  Other income..............................................       --         --        170
                                                              -------    -------    -------
  Net loss..................................................  $(1,994)   $(3,267)   $(4,401)
                                                              =======    =======    =======
Basic and diluted net loss per share........................  $ (1.46)   $ (2.30)   $ (2.93)
                                                              =======    =======    =======

Shares used in computing basic and diluted net loss per
  share.....................................................    1,365      1,423      1,503

Pro forma net loss per share (unaudited)....................                        $ (0.92)
                                                                                    =======

Shares used in computing pro forma basic and diluted net
  loss per share (unaudited)................................                          4,772

                            See accompanying notes.

                         KOSAN BIOSCIENCES INCORPORATED
                       STATEMENT OF STOCKHOLDERS' EQUITY
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                          CONVERTIBLE                                                  NOTES
                                        PREFERRED STOCK            COMMON STOCK        ADDITIONAL    RECEIVABLE      DEFERRED
                                     ----------------------   ----------------------    PAID-IN         FROM        STOCK-BASED
                                      SHARES       AMOUNT      SHARES       AMOUNT      CAPITAL     STOCKHOLDERS   COMPENSATION
                                     ---------   ----------   ---------   ----------   ----------   ------------   -------------
BALANCES AT DECEMBER 31, 1996......  1,215,988   $       2    1,156,095   $       1     $ 3,649        $  --               --
Conversion of Series A convertible
  preferred stock to common
  stock............................   (213,722)         (1)     213,722           1          --           --               --
Conversion of Series B convertible
  preferred stock to Series A
  convertible preferred stock and
  common stock.....................   (122,500)         --      122,500          --          --           --               --
Issuance of Series A convertible
  preferred stock, net of issuance
  costs of $15.....................    571,429          --           --          --       2,384           --               --
Repurchase of common stock.........         --          --       (6,800)         --          --           --               --
Net loss...........................         --          --           --          --          --           --               --
                                     ---------   ----------   ---------   ----------    -------        -----          -------
BALANCES AT DECEMBER 31, 1997......  1,451,195           1    1,485,517           2       6,033           --               --
Issuance of common stock upon
  exercise of options..............         --          --        4,008          --           1           --               --
Issuance of common stock upon
  exercise of options in exchange
  for promissory note..............         --          --      250,000          --         275         (275)              --
Issuance of Series B convertible
  preferred stock, net of issuance
  costs of $77.....................  1,818,182           2           --          --      14,921           --               --
Repurchase of common stock.........         --          --      (10,208)         --          --           --               --
Comprehensive income (loss):
  Net loss.........................         --          --           --          --          --           --               --
  Unrealized loss on
    available-for-sale
    securities.....................         --          --           --          --          --           --               --
Comprehensive loss.................         --          --           --          --          --           --               --
                                     ---------   ----------   ---------   ----------    -------        -----          -------
BALANCES AT DECEMBER 31, 1998......  3,269,377           3    1,729,317           2      21,230         (275)              --
Issuance of common stock upon
  exercise of options..............         --          --       26,906          --          25           --               --
Issuance of common stock upon
  exercise of options in exchange
  for promissory note..............         --          --       70,625          --          74          (74)              --
Deferred stock compensation........         --          --           --          --       2,912           --           (2,912)
Amortization of deferred stock
  compensation.....................         --          --           --          --          --           --              535
Revaluation of stock options issued
  to non-employees.................         --          --           --          --         610           --               --
Comprehensive income (loss):
  Net loss.........................         --          --           --          --          --           --               --
  Unrealized loss on
    available-for-sale
    securities.....................         --          --           --          --          --           --               --
Comprehensive loss.................         --          --           --          --          --           --               --
                                     ---------   ----------   ---------   ----------    -------        -----          -------
BALANCES AT DECEMBER 31, 1999......  3,269,377   $       3    1,826,848   $       2     $24,851        $(349)         $(2,377)
                                     =========   ==========   =========   ==========    =======        =====          =======

                                      ACCUMULATED
                                         OTHER                           TOTAL
                                     COMPREHENSIVE    ACCUMULATED    STOCKHOLDERS'
                                     INCOME (LOSS)      DEFICIT         EQUITY
                                     --------------   ------------   -------------
BALANCES AT DECEMBER 31, 1996......       $ --         $  (1,931)       $ 1,721
Conversion of Series A convertible
  preferred stock to common
  stock............................         --                --             --
Conversion of Series B convertible
  preferred stock to Series A
  convertible preferred stock and
  common stock.....................         --                --             --
Issuance of Series A convertible
  preferred stock, net of issuance
  costs of $15.....................         --                --          2,384
Repurchase of common stock.........         --                --             --
Net loss...........................         --            (1,994)        (1,994)
                                          ----         ---------        -------
BALANCES AT DECEMBER 31, 1997......         --            (3,925)         2,111
Issuance of common stock upon
  exercise of options..............         --                --              1
Issuance of common stock upon
  exercise of options in exchange
  for promissory note..............         --                --             --
Issuance of Series B convertible
  preferred stock, net of issuance
  costs of $77.....................         --                --         14,923
Repurchase of common stock.........         --                --             --
Comprehensive income (loss):
  Net loss.........................         --            (3,267)        (3,267)
  Unrealized loss on
    available-for-sale
    securities.....................         (9)               --             (9)
                                                                        -------
Comprehensive loss.................         --                --         (3,276)
                                          ----         ---------        -------
BALANCES AT DECEMBER 31, 1998......         (9)           (7,192)        13,759
Issuance of common stock upon
  exercise of options..............         --                --             25
Issuance of common stock upon
  exercise of options in exchange
  for promissory note..............         --                --             --
Deferred stock compensation........         --                --             --
Amortization of deferred stock
  compensation.....................         --                --            535
Revaluation of stock options issued
  to non-employees.................         --                --            610
Comprehensive income (loss):
  Net loss.........................         --            (4,401)        (4,401)
  Unrealized loss on
    available-for-sale
    securities.....................        (57)               --            (57)
                                                                        -------
Comprehensive loss.................         --                --         (4,458)
                                          ----         ---------        -------
BALANCES AT DECEMBER 31, 1999......       $(66)        $ (11,593)       $10,471
                                          ====         =========        =======

                            See accompanying notes.

                         KOSAN BIOSCIENCES INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
OPERATING ACTIVITIES
  Net loss..................................................  $(1,994)   $(3,267)   $(4,401)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      122        246        654
    Amortization of stock-based compensation................       --         --        535
    Other stock-based compensation..........................       --         --        610
    Loss on sale of investments.............................       --         --         41
    Loss on disposal of property and equipment..............       --         --         10
    Changes in assets and liabilities:
      Other receivables.....................................     (136)        (8)      (330)
      Prepaid expenses and other current assets.............      (42)      (156)      (116)
      Other assets and notes receivable from related
        parties.............................................        8         28       (267)
      Accounts payable......................................        8        282        153
      Accrued liabilities...................................       46        (17)       528
      Deferred revenue......................................       (8)     1,719     (1,310)
                                                              -------    -------    -------
        Net cash used in operating activities...............   (1,996)    (1,173)    (3,893)
                                                              -------    -------    -------
INVESTING ACTIVITIES
  Acquisition of property and equipment, net................     (111)    (1,173)    (1,828)
  Proceeds from sale of property and equipment..............      324         --          2
  Purchase of investments...................................   (1,914)   (21,419)   (11,929)
  Proceeds from maturity of investments.....................       --     10,972     14,733
                                                              -------    -------    -------
        Net cash provided by (used in) investing
          activities........................................   (1,701)   (11,620)       978
                                                              -------    -------    -------
FINANCING ACTIVITIES
  Proceeds from issuance of common stock....................       --          1         25
  Proceeds from issuance of convertible preferred stock, net
    of issuance costs.......................................    2,385     14,923         --
  Proceeds from equipment loans.............................       --        870      1,336
  Principal payments under capital lease obligations........      (48)       (34)      (128)
  Principal payments under equipment loans..................       --        (23)      (335)
                                                              -------    -------    -------
        Net cash provided by financing activities...........    2,337     15,737        898
                                                              -------    -------    -------
Net decrease in cash and cash equivalents...................   (1,360)     2,944     (2,017)
Cash and cash equivalents at beginning of period............    1,465        105      3,049
                                                              -------    -------    -------
Cash and cash equivalents at end of period..................     $105     $3,049     $1,032
                                                              =======    =======    =======
SUPPLEMENTAL DISCLOSURES
Interest expense paid in cash...............................      $56        $80       $196
                                                              =======    =======    =======
NON-CASH INVESTING AND FINANCING ACTIVITIES
Issuance of common stock under note receivable..............      $--       $275        $74
Fixed assets acquired under capital lease...................      403         35         --
Deferred stock-based compensation...........................       --         --      2,912

                            See accompanying notes.

                         KOSAN BIOSCIENCES INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

OVERVIEW

    Kosan Biosciences Incorporated (the "Company") was incorporated under the laws of the state of California on January 6, 1995. The Company was considered to be in the development stage through December 31, 1998. The Company is engaged in the discovery and development of pharmaceuticals by genetic manipulation of biosynthetic pathways of natural products, with an initial focus on polyketides. The Company's technology permits modifications of polyketides not feasible by chemical methods, and over-expression of scarce polyketides in optimized hosts. Therapeutic targets for the Company's compounds include infectious disease, gastrointestinal motility disorders, mucus hypersecretion, cancer, nerve regeneration and immunosuppression.

    The Company has funded its operations primarily through sales of preferred stock, contract payments under our collaboration agreement, equipment financing arrangements and government grants. Prior to achieving profitable operations, the Company intends to fund operations through the additional sale of equity securities, strategic collaborations and debt financing.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

UNAUDITED PRO FORMA INFORMATION

    If the Company's initial public offering, or IPO, as described in Note 11 is consumated, all of the preferred stock outstanding will automatically be converted into common stock. The unaudited pro forma convertible preferred stock and stockholders' equity at December 31, 1999 has been adjusted for the assumed conversion of preferred stock based on the shares of preferred stock outstanding at December 31, 1999.

CASH EQUIVALENTS AND INVESTMENTS

    The Company considers all highly liquid investments with a maturity from date of purchase of three months or less to be cash equivalents. The Company limits its concentration of risk by diversifying its investments among a variety of issuers.

    The Company classifies all investment securities as available-for-sale in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Available-for-sale investments are recorded at fair value determined based on quoted market prices, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

                         KOSAN BIOSCIENCES INCORPORATED

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of three to five years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease term.

REVENUE RECOGNITION

    The Company recognizes license and other upfront fees on a ratable basis over the term on the respective agreement. Milestone payments are recognized pursuant to the terms of the agreement upon the achievement of the specified milestones. Contract revenues related to collaborative research and development agreements and government grants are recognized based on the timing of the performance of services. Any amounts received in advance of performance are recorded as deferred revenue.

RESEARCH AND DEVELOPMENT

    Research and development expenses consist of costs incurred for Company-sponsored and collaborative research and development activities. These costs consist of direct and indirect internal costs related to specific projects as well as fees paid to other entities which conduct certain research activities on behalf of the Company. Research and development expenses under the government grants and collaborative agreements approximated the revenue recognized under such arrangements for the years ended December 31, 1998 and 1999.

NET LOSS PER SHARE

    Basic and diluted net loss per common share are presented in conformity with the Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), for all periods presented. Following the guidance given by the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock that has been issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering must be included in the calculation of the basic and diluted net loss per common share as if these shares had been outstanding for all periods presented. To date, the Company has not issued or granted shares for nominal consideration.

    In accordance with SFAS 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Diluted net loss is not presented separately as the Company is in a net loss position. Pro forma basic and diluted net loss per common share, as presented in the statement of operations, has been computed for the year ended December 31, 1999 as described above, and also gives effect to the conversion of the convertible preferred stock which will automatically convert to common stock immediately prior to the completion of the Company's initial public offering (using the if-converted method) from the original date of issuance.

                         KOSAN BIOSCIENCES INCORPORATED

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The following table presents the calculation of basic, diluted and pro forma basic and diluted net loss per share (in thousands, except per share data):

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Net loss....................................................  $(1,994)   $(3,267)   $(4,401)
Weighted-average shares of common stock outstanding.........    1,458      1,484      1,758
Less: weighted-average shares subject to repurchase.........      (93)       (61)      (255)
                                                              -------    -------    -------
Weighted-average shares used in computing basic
  and diluted net loss per share............................    1,365      1,423      1,503
                                                              =======    =======    =======
Basic and diluted net loss per share........................  ($ 1.46)   $ (2.30)   $ (2.93)
                                                              =======    =======    =======
Pro forma:
Shares used above...........................................                          1,503
Pro forma adjustment to reflect weighted effect of
  assumed conversion of convertible preferred stock
  (unaudited)...............................................                          3,269
                                                                                    -------
Shares used in computing pro forma basic
  and diluted net loss per share (unaudited)................                          4,772
                                                                                    =======
Pro forma basic and diluted net loss per share
  (unaudited)...............................................                        $ (0.92)
                                                                                    =======

    The Company has excluded all convertible preferred stock, outstanding stock options and shares subject to repurchase from the calculation of diluted net loss per common share because all such securities are antidilutive for all applicable periods presented. The total number of shares excluded from the calculations of diluted net loss per share, prior to application of the treasury stock method for options was 34,800, 471,600 and 455,900 for the years ended December 31, 1997, 1998 and 1999, respectively. Such securities, had they been dilutive, would have been included in the computations of diluted net loss per share. See Note 9 for further information on these securities.

STOCK-BASED COMPENSATION

    The Company accounts for common stock options granted to employees using the intrinsic value method and, thus, recognizes no compensation expense for options granted with exercise prices equal to or greater than the deemed fair value of the Company's common stock on the date of the grant.

    Stock compensation expense for options granted to non-employees has been determined in accordance with Statement of Financial Accounting Standards
No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and EITF 96-18 as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The measurement of stock-based compensation to non-employees is subject to periodic adjustment as the underlying securities vest.

COMPREHENSIVE INCOME

    The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), at December 31, 1998. Under SFAS 130, the Company is

                         KOSAN BIOSCIENCES INCORPORATED

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) required to display comprehensive income and its components as part of the Company's full set of financial statements. Comprehensive income is comprised of net income and other comprehensive income. Other comprehensive income includes certain changes in equity of the Company that are excluded from net income. Specifically, SFAS 130 requires unrealized holding gains and losses on the Company's available-for-sale securities, which were reported separately in shareholders' equity, to be included in accumulated other comprehensive income.

INCOME TAXES

    Since inception, the Company has recognized income taxes under the liability method. Deferred income taxes are recognized for differences between the financial statement and tax basis of assets and liabilities at enacted statutory tax rates in effect for years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

SEGMENT REPORTING

    The Company has adopted the provisions of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 established standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company did not have any separately reportable business segments as of December 31, 1999.

RECENT ACCOUNTING PRONOUNCEMENTS

    DERIVATIVE INSTRUMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through net income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of asset, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. SFAS 133 is effective for years beginning after June 15, 2000. The Company does not currently hold any derivatives and does not expect this pronouncement to materially impact the results of its operations.

    REVENUE RECOGNITION

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes that its current revenue recognition principles comply with SAB 101.

                         KOSAN BIOSCIENCES INCORPORATED

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) SOFTWARE COSTS

    In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software. The Company has no capitalized software at December 31, 1999, therefore, the adoption of this statement did not have a significant impact on the Company's results of operations or financial condition.

2. COLLABORATIVE RESEARCH AND DEVELOPMENT AND LICENSE AGREEMENTS

THE R.W. JOHNSON PHARMACEUTICAL RESEARCH INSTITUTE

    In September 1998, the Company signed a collaborative agreement with The R.W. Johnson Pharmaceutical Research Institute and Ortho-McNeil
Pharmaceutical, Inc., both Johnson & Johnson companies. Under the terms of the agreement, the Company will use its technologies to produce novel macrolide antibiotics on a "best efforts" basis. The agreement provides for certain payments, including payments for research and development costs for at least two years, and payments for reaching certain research and development milestones. The collaborative partner received exclusive worldwide rights to the products developed in the field of use as defined in the agreement. The development, marketing, and sale of drugs resulting from the collaboration will be undertaken by the partner and should the development efforts result in a marketable product, the Company will receive royalty payments based on product sales. Upon the execution of the collaborative agreement the Company received an initial up-front fee of $1.0 million which was deferred and will be recognized on a ratable basis over the term of the agreement. For the years ended December 31, 1998 and 1999, the Company recognized $974,000 and $5.0 million, respectively, of contract revenues pursuant to this agreement which represents 100% and 96% of the contract revenues for 1998 and 1999, respectively. Included in 1999 contract revenue was $1.2 million of milestones earned under this agreement.

LICENSE AGREEMENTS

    The Company entered into exclusive license agreements with The Board of Trustees of The Leland Stanford Junior University (Stanford) and with the President and Fellows of Harvard College (Harvard) in March 1996 and December 1998, respectively. These licenses provide the Company with certain technology and related patent rights and materials for the production of polyketides. Under the terms of the agreements, the Company pays annual license or maintenance fees and will pay milestones and royalties on net sales of products originating from the licensed technology.

                         KOSAN BIOSCIENCES INCORPORATED

3. INVESTMENTS

    The amortized cost and fair value of securities, with gross unrealized gains and losses, were as follows (in thousands):

                                               1998                                               1999
                         ------------------------------------------------   ------------------------------------------------
                                       GROSS        GROSS                                 GROSS        GROSS
                         AMORTIZED   UNREALIZED   UNREALIZED                AMORTIZED   UNREALIZED   UNREALIZED
                           COST        GAINS        LOSSES     FAIR VALUE     COST        GAINS        LOSSES     FAIR VALUE
                         ---------   ----------   ----------   ----------   ---------   ----------   ----------   ----------
Debt securities:
  US treasury..........   $ 2,967       $  2         $ --        $ 2,969     $1,300        $ --         $(10)       $1,290
  US agency notes......     3,298         --           (8)         3,290         --          --           --            --
  Corporate bonds......     1,000          1           --          1,001      1,000          --          (10)          990
Asset-backed
  securities...........     5,096         --           (4)         5,092      7,198           1          (47)        7,152
                          -------       ----         ----        -------     ------        ----         ----        ------
                          $12,361       $  3         $(12)       $12,352     $9,498        $  1         $(67)       $9,432
                          =======       ====         ====        =======     ======        ====         ====        ======

    The fair value of available-for-sale debt securities by contractual maturity at December 31, 1999 were as follows:

Within 1 year...............................................   $  990
Greater than 1 year less than 5 years.......................    1,290
Mortgage-backed securities..................................    7,152
                                                               ------
                                                               $9,432
                                                               ======

4. PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Computer equipment and software.............................   $  249     $  362
Office furniture............................................      138        165
Lab equipment...............................................    1,400      2,228
Leasehold improvements......................................       42        825
                                                               ------     ------
                                                                1,829      3,580
Less accumulated depreciation and amortization..............     (422)      (993)
                                                               ------     ------
                                                               $1,407     $2,587
                                                               ======     ======

    Depreciation expense was $246,000 and $636,000 for the years ended
December 31, 1998 and 1999, respectively. Property and equipment financed under capital leases amounted to $562,000 at December 31, 1998 and 1999. Accumulated amortization related to this property and equipment amounted to $264,000 and $378,000 at December 31, 1998 and 1999, respectively.

                         KOSAN BIOSCIENCES INCORPORATED

5. CAPITAL LEASES AND EQUIPMENT FINANCING

    The Company leases certain equipment and facility improvements under noncancelable capital leases and debt obligations. Future minimum lease and loan payments under these obligations are as follows (in thousands):

                                                  CAPITAL LEASES   EQUIPMENT LOANS
                                                  --------------   ---------------
Year ended December 31,.........................
  2000..........................................      $ 162             $  627
  2001..........................................        168                627
  2002..........................................          9                688
  2003..........................................         --                324
                                                      -----             ------
Total minimum lease payments....................        339              2,266
Less amount representing interest...............        (45)              (395)
                                                      -----             ------
Present value of net minimum lease payments.....        294              1,871
Less current portion............................       (127)              (447)
                                                      -----             ------
Long-term portion...............................      $ 167             $1,424
                                                      =====             ======

    In 1997, the Company entered into a capital lease line agreement for up to $1.0 million in aggregate borrowings. Financing under this lease line was available through June 1998, at which time approximately $569,000 had been utilized and $431,000 was allowed to expire. In August 1998, the Company entered into a $2.2 million equipment loan agreement which was fully utilized by June 1999.

    The terms of the lease and loan obligations are for four years. The equipment loans have a balloon payment at the end of the term. The interest rates of each of the leases and loans are fixed at the time of the draw down, with the interest rates range from 10.55% to 10.96%. Obligations under the leases and loans are secured by the assets financed under the leases.

    In January 2000, the Company secured a $2.0 million line of credit which is available for draw down through December 2000. Each note will have a term of 43 months and have a balloon payment at the end of the term.

                         KOSAN BIOSCIENCES INCORPORATED

6. FACILITY LEASES

    In March 1999, the Company moved its facilities from Burlingame, California to Hayward, California. The Company leases its new facility under a noncancelable operating lease with no renewal options, which commenced in February 1999 and expires in 2003. Minimum annual rental commitments under the operating lease at December 31, 1999 are as follows (in thousands):

Year ended December 31,
  2000......................................................   $1,081
  2001......................................................    1,118
  2002......................................................    1,144
  2003......................................................      682
                                                               ------
Total minimum payments......................................   $4,025
                                                               ======

    In September 1999, the Company terminated its Burlingame facility lease agreement and at the same time, the rights to the Company's sublease agreement under this facility lease was bought out by the former landlord. In connection with this buy-out, the Company received a $170,000 termination fee which was recorded as other income.

    Rent expense for operating leases was approximately $181,000, $204,000, and $1.2 million for the years ended December 31, 1997, 1998 and 1999 respectively. The sublease income was approximately $100,000, $14,000, and $159,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

7. ACCRUED LIABILITIES

    Accrued liabilities consisted of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Facilities related..........................................    $ --       $280
Compensation................................................      37        163
Professional fees...........................................      40        120
Other.......................................................      21         63
                                                                ----       ----
                                                                $ 98       $626
                                                                ====       ====

8. RELATED PARTY TRANSACTIONS

    In December 1998 and September 1999, the Company issued promissory notes to an officer and a director totaling $346,500 for the exercise of certain stock options. These notes bear interest between 4.47% and 5.89% per annum, compounded semiannually, and the principal and accrued interest is repayable three years from the date of issuance. These are full recourse notes secured in part by a pledge of the Company's common stock owned by the officer and director.

    The Company issued full recourse loans to certain employees, of which $12,000 and $87,000 were outstanding at December 31, 1998 and 1999, respectively. These loans bear interest at rates ranging from 4.47% to 5.43% with terms ranging from 4 to 5 years. The loans were issued for the purchase of the employees' residence, are secured by deeds of trust and are classified on the balance sheet as other assets.

                         KOSAN BIOSCIENCES INCORPORATED

8. RELATED PARTY TRANSACTIONS (CONTINUED)
    The Company entered into a 14-month evaluation agreement with Savia Corporation and DNAP Plant Technologies ("DNAP") on March 1, 1998. The evaluation program was for the development of intellectual property and technology for use in the field. The Company received revenue of approximately $90,000 upon signing the agreement for work performed to that date. This agreement was subsequently terminated effective December 31, 1999. Under the terms of the termination agreement the Company will receive approximately $160,000 for development services performed through December 31, 1999, which is included in revenue and other receivables in 1999. A board member of the company which controls DNAP is also a board member of the Company.

9. STOCKHOLDERS' EQUITY

    During January 1997, the Company converted each existing share of "Original" Series A preferred stock into 0.76190 shares of common stock and 0.23810 shares of Series A preferred stock. Each existing share of "original" Series B preferred stock was converted into 0.13095 shares of common stock and 0.86905 shares of Series A preferred stock. Outstanding shares of the Company's preferred stock were converted to Series A preferred stock and common stock as follows:

                                                                SHARES OF
                                      SHARES                    SERIES A                     SHARES OF
                                    OUTSTANDING    SERIES A     PREFERRED    COMMON STOCK   COMMON STOCK
                                      BEFORE      CONVERSION   STOCK AFTER    CONVERSION       AFTER
SERIES                              CONVERSION       RATE      CONVERSION        RATE        CONVERSION
------                              -----------   ----------   -----------   ------------   ------------
"Original" A......................    280,512       0.23810       66,790       0.76190        213,722
"Original" B......................    935,476       0.86905      812,976       0.13095        122,500

    Convertible preferred stock outstanding as of December 31, 1999 was as follows (in thousands, except share data):

                                                        SHARES
                                           SHARES     ISSUED AND       REDEMPTION/
                                         AUTHORIZED   OUTSTANDING   LIQUIDATION VALUE
                                         ----------   -----------   -----------------
Convertible preferred stock:
  Series A.............................  1,480,000     1,451,195         $ 6,095
  Series B.............................  1,818,182     1,818,182          15,000
                                         ---------     ---------         -------
    Total..............................  3,298,182     3,269,377         $21,095
                                         =========     =========         =======

    Upon the closing of an initial public offering, each of the outstanding 3,269,377 shares of convertible preferred stock will be automatically converted into one share of common stock.

SERIES A PREFERRED STOCK

    On January 31, 1997, the Company completed a private placement for the sale of 571,429 shares of Series A convertible preferred stock resulting in gross proceeds of $2.4 million. The Series A convertible preferred stock is convertible at any time after the issuance date, at the option of the holder, into a number of shares of common stock equal to the stated value divided by the conversion price. Additionally, the Series A convertible preferred stock shall be automatically converted into common stock upon the closing of an initial public offering where the gross proceeds are at least $15.0 million and the offering price is not less than $21.00 per share. The conversion price initially will

                         KOSAN BIOSCIENCES INCORPORATED

9. STOCKHOLDERS' EQUITY (CONTINUED)
be $4.20 adjusted for any stock splits or combinations, consolidation, stock dividends, and recapitalizations. The Series A preferred shareholders are entitled to vote together with Series B preferred shareholders and common shareholders as a single class on all matters, except as otherwise required by law. The number of votes to which each Series A preferred shareholder will be entitled will equal the maximum number of shares of common stock into which each preferred stock will be converted. In the event of liquidation, dissolution or winding up of the Company, funds available for distribution to shareholders shall be paid to the holders of Series A preferred stock in an amount per share equal to $4.20 (adjusted for any stock dividends, split or combination, recapitalization, consolidation with respect to such shares) prior to any distribution to holders of Series B preferred stock and common stock. If there are inadequate funds available to provide a full payment of the liquidation preference amount to both the Series A and B preferred shareholders, then the assets available for distribution will be shared in proportion to the preference amount each such shareholder is entitled to receive. Noncumulative annual dividends of $0.25 per share (as adjusted for any stock dividend, combination, or split with respect to these shares), payable quarterly, will be paid if and when declared by the board of directors.

SERIES B PREFERRED STOCK

    On April 3, 1998, the Company completed a private placement for the sale of 1,818,182 shares of Series B convertible preferred stock resulting in gross proceeds of $15.0 million. The Series B convertible preferred stock is convertible into a number of shares of common stock equal to the stated value divided by the conversion price. Additionally, the Series B convertible preferred stock shall be automatically converted into common stock upon the closing of an initial public offering where the gross proceeds are at least $15.0 million and the offering price is not less than $21.00 per share. The initial conversion price is $8.25, and may be adjusted for any stock splits or combination, consolidation, stock dividends, and recapitalizations. The
Series B preferred shareholders are entitled to vote together with the Series A preferred and common shareholders as a single class on all matters, except as otherwise required by law. The number of votes to which each Series B Preferred Stock preferred shareholder will be entitled will equal the maximum number of shares of common stock into which each preferred stock is convertible. In the event of a liquidation, the holders of Series B convertible preferred stock shall be paid an amount per share equal to $8.25 (adjusted for any stock splits or combination, consolidation, stock dividends, and recapitalization respect to such shares) prior to any distribution to holders of common stock. Noncumulative annual dividends of $0.49 per share (as adjusted for any stock dividend, combination, or split with respect to these shares), payable quarterly, will be paid if and when declared by the board of directors.

COMMON STOCK

    Under the terms of the 1996 Stock Option Plan (the "1996 Plan"), options are exercisable when granted and such shares are subject to repurchase upon termination of employment or consulting agreement. Repurchase rights lapse over the vesting periods which are generally four years. Should the employment of the holders of common stock subject to repurchase terminate prior to full vesting of the outstanding shares, the Company may repurchase all unvested shares at a price per share equal to the original exercise price. At December 31, 1999, 247,553 shares were subject to such repurchase terms.

                         KOSAN BIOSCIENCES INCORPORATED

9. STOCKHOLDERS' EQUITY (CONTINUED)
1996 STOCK OPTION PLAN

    In 1996, the board of directors adopted the 1996 Stock Option Plan (the "Plan") that provides for the granting of incentive stock options and nonstatutory stock options to employees, officers, directors and consultants of the Company. Incentive stock options may be granted with exercise prices not less than fair value, and nonstatutory stock options may be granted with an exercise price not less than 85% of the fair value of the common stock on the date of grant. The fair value is determined by the board of directors. Stock options granted to a stockholder owning more than 10% of voting stock of the Company may be granted with an exercise price of not less than 110% of the fair value of the common stock on the date of grant. Options expire no later than ten years from the date of the grant. The number of shares, terms, and exercise period are determined by the board of directors. Options generally vest at 25% per year over a four-year period. Subsequent to December 31, 1999 the Company increased the total shares of common stock reserved for issuance under the 1996 Plan from 900,000 to 1,700,000 shares. A summary of the activity follows:

                                                                      OPTIONS OUTSTANDING
                                                      ----------------------------------------------------
                                                                                               WEIGHTED
                                   SHARES AVAILABLE   NUMBER OF    EXERCISE     AGGREGATE      AVERAGE
                                      FOR GRANT        SHARES        PRICE        PRICE     EXERCISE PRICE
                                   ----------------   ---------   -----------   ---------   --------------
Reserved at inception............       250,000             --        --        $      --        $  --
  Granted........................       (66,000)        66,000       $0.25         16,500        $0.25
                                       --------       --------                  ---------
Balances at December 31, 1996....       184,000         66,000       $0.25         16,500        $0.25
  Granted........................       (28,800)        28,800    $0.25-$0.45      11,960        $0.42
  Canceled.......................        60,000        (60,000)      $0.25        (15,000)       $0.25
                                       --------       --------                  ---------
Balances at December 31, 1997....       215,200         34,800    $0.25-$0.45      13,460        $0.39
  Additional reserved............       590,000             --        --               --           --
  Granted........................      (695,000)       695,000    $0.45-$1.10     671,775        $0.97
  Canceled.......................         4,192         (4,192)   $0.25-$1.00      (1,978)       $0.47
  Exercised......................            --       (254,008)   $0.25-$1.10    (276,262)       $1.09
                                       --------       --------                  ---------
Balances at December 31, 1998....       114,392        471,600                    406,995        $0.86
  Additional reserved............        60,000             --        --               --           --
  Granted........................      (154,700)       154,700       $1.00        154,700        $1.00
  Canceled.......................        72,869        (72,869)   $0.45-$1.00     (66,023)       $0.91
  Exercised......................            --        (97,531)   $0.25-$1.10     (99,127)       $1.02
                                       --------       --------                  ---------
Balances at December 31, 1999....        92,561        455,900                  $ 396,545        $0.87
                                       ========       ========                  =========

    Options vested at December 31, 1998 and 1999 were 39,678 and 130,721, respectively.

                         KOSAN BIOSCIENCES INCORPORATED

9. STOCKHOLDERS' EQUITY (CONTINUED)

    The options outstanding and currently exercisable by exercise price at December 31, 1999 are as follows:

       OPTIONS OUTSTANDING AND EXERCISABLE
-------------------------------------------------
                     NUMBER                                  OPTIONS VESTED
                   OUTSTANDING   WEIGHTED-AVERAGE   ---------------------------------
WEIGHTED-AVERAGE       AND          REMAINING         NUMBER OF      WEIGHTED-AVERAGE
 EXERCISE PRICE    EXERCISABLE   CONTRACTUAL LIFE   OPTIONS VESTED    EXERCISE PRICE
----------------   -----------   ----------------   --------------   ----------------
                                    (IN YEARS)
     $0.25             5,000           7.02              3,646            $0.25
     $0.45           101,100           7.97             54,665            $0.45
     $1.00           349,800           9.05             72,410            $1.00
                     -------                           -------
                     455,900           8.79            130,721            $0.75
                     =======                           =======

STOCK-BASED COMPENSATION

    The Company has elected to follow the provision of APB Opinion No. 25 and related interpretations in the accounting for the stock-based awards because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires use of option valuation models that were not developed for use in valuing employee stock-based awards. During the year ended December 31, 1999, in connection with the grant of stock options to employees, the Company recorded deferred stock-based compensation totaling $2.9 million, representing the difference between the deemed fair market value of the common stock on the date such options were granted and the applicable exercise prices. Such amount is included as a reduction of stockholders' equity and is being amortized using the graded vesting method over the vesting period of the individual options, which is generally four years. The Company recognized amortization of deferred stock-based compensation of $535,000 for the year ended December 31, 1999.

    The Company records compensation related to the grants of stock options and restricted stock to non-employees in accordance with SFAS 123 and EITF 96-18 using the Black-Scholes Model with the following assumptions: risk-free interest rate of 5%; volatility of 70%, expected lives of 2 to 3 years; and a dividend yield of zero. The Company recognized other stock-based compensation for grants to non-employees of $610,000 for the year ended December 31, 1999. The measurement of stock-based compensation to non-employees is subject to periodic adjustment as the underlying awards vest.

    Pro forma net loss and net loss per share information is required by SFAS 123 which also requires that the information be determined as if the Company had accounted for its employee stock options granted since inception under the fair value method of that statement. The fair value of these options was estimated at the date of grant using a minimum value option pricing model with the following assumptions: risk-free interest rate of 5.0%; a weighted-average expected life of the option of four years from the grant date for grants under the Stock Option Plan; and a dividend yield of zero.

                         KOSAN BIOSCIENCES INCORPORATED

9. STOCKHOLDERS' EQUITY (CONTINUED)
    The Company's pro forma information follows (in thousands, except per share amounts):

                                                       YEARS ENDED DECEMBER 31,
                                                    ------------------------------
                                                      1997       1998       1999
                                                    --------   --------   --------
Net loss:
  As reported.....................................  $(1,994)   $(3,267)   $(4,401)
  Pro forma.......................................   (1,994)    (3,454)    (4,772)

Basic and diluted net loss per share:
  As reported.....................................  $ (1.46)   $ (2.30)   $ (2.93)
  Pro forma.......................................    (1.46)     (2.43)     (3.17)

10. INCOME TAXES

    As of December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $9.6 million and $4.1 million, respectively. The Company also had federal and California research and development tax credit carryforwards of approximately $300,000 and $200,000. The federal and state net operating loss and credit carryforwards will expire at various dates beginning in the year 2002 through 2019, if not utilized.

    Utilization of the federal and state net operating loss and credit carryforwards may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting and the amount used for income tax purposes. Significant components of the Company's deferred tax assets for federal and state income taxes as of December 31, are as follows (in thousands):

                                                              1998       1999
                                                            --------   --------
Deferred tax assets
  Net operating loss carryforwards........................  $ 2,100    $ 3,500
  Research and development credits........................      300        500
  Capitalized research and development expenses...........      200        300
                                                            -------    -------
Total deferred tax assets.................................    2,600      4,300
Valuation allowance.......................................   (2,600)    (4,300)
                                                            -------    -------
Net deferred taxes........................................  $    --    $    --
                                                            =======    =======

    Due to the Company's lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $900,000 and $1.7 million during the years ended December 31, 1998 and 1999, respectively.

                         KOSAN BIOSCIENCES INCORPORATED

11. SUBSEQUENT EVENTS

SERIES C FINANCING

    In March 2000, the Company issued 804,196 shares of Series C preferred stock at a purchase price of $31.00 per share for gross proceeds of $24.9 million. The Company will reflect a deemed dividend of approximately $13.7 million in the first quarter of fiscal year 2000 in relation to the Series C financing.

INITIAL PUBLIC OFFERING

    In March, 2000, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission to sell shares of its common stock to the public. If the initial public offering is completed under the terms presently anticipated, all of the preferred stock outstanding will automatically convert into 4,073,573 shares of common stock. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the preferred stock, is set forth on the balance sheet.

2000 EMPLOYEE STOCK PURCHASE PLAN

    In March 2000, subject to stockholder approval, the Company adopted its 2000 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 100,000 shares of the Company's common stock have been reserved for issuance under the Purchase Plan. In addition, the Purchase Plan provides for annual increases in the number of shares available for issuance under the Purchase Plan on each anniversary date of the effective date of the offering. The number of shares reserved automatically is equal to the lesser of 50,000 shares, 0.75% of the outstanding shares on the date of the annual increase or such amount as may be determined by the board. The Purchase plan permits eligible employees to purchase common stock at a discount through payroll deductions during defined offering periods. The price at which the stock is purchased is equal to the lower of 85% of the fair market value of the common stock on the first day of the offering or 85% of the fair market value of the Company's common stock on the purchase date. The initial offering period will commence on the effective date of the offering.

2000 NON-EMPLOYEE DIRECTORS PLAN

    In March 2000, subject to stockholder approval, the Company adopted the 2000 Non-Employee Directors' Stock Option Plan and reserved 100,000 shares of common stock for issuance thereunder. Each non-employee director who becomes a director of the Company will be automatically granted a non-statutory stock option to purchase 2,500 shares of common stock on the date on which such person first becomes a director and will vest over four years. Beginning with the 2001 Annual Stockholders Meeting and each year thereafter, each non-employee director will automatically be granted a non-statutory option to purchase 1,250 shares of common stock which will vest in one year from the date of grant. The exercise price of options under the Directors' Plan will be equal to the fair market value of the common stock on the date of grant. The maximum term of the options granted under the Directors' Plan is ten years. The Directors' Plan will terminate in March 2010, unless terminated in accordance with the provisions of the Directors' Plan.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF A COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

UNTIL            , 2000 (25 DAYS AFTER COMMENCEMENT OF THE OFFERING), ALL
DEALERS THAT BUY, SELL OR, TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               TABLE OF CONTENTS

Prospectus Summary....................      2

Risk Factors..........................      5

Forward-Looking Statements............     15

Use of Proceeds.......................     15

Dividend Policy.......................     16

Dilution..............................     16

Capitalization........................     17

Selected Financial Data...............     18

Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     19

Business..............................     23

Management............................     33

Related Party Transactions............     44

Principal Stockholders................     46

Description of Capital Stock..........     48

Shares Eligible for Future Sale.......     50

Underwriting..........................     52

Legal Matters.........................     54

Change in Independent Accountants.....     54

Experts...............................     54

Where you can find more information...     54

Index to Financial Statements.........    F-1

                             PRELIMINARY PROSPECTUS

                                           Shares

                                     [LOGO]

                                  COMMON STOCK

                            Warburg Dillon Read LLC

                               CIBC World Markets

                          Prudential Vector Healthcare
                        a unit of Prudential Securities

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                AMOUNT
                                                                TO BE
                                                                 PAID
                                                              ----------
SEC Registration Fee........................................    21,120
NASD Fee....................................................    8,500
Nasdaq Listing Fee..........................................      *
Legal Fees and Expenses.....................................      *
Accounting Fees and Expenses................................      *
Blue Sky Fees and Expenses..................................      *
Transfer Agent Fees.........................................      *
Printing Fees and Expenses..................................      *
Miscellaneous...............................................      *

  Total.....................................................  $

------------------------

*   To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by Section 145 of the Delaware General Corporation Law, the registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that: (1) the registrant is required to indemnify its directors and executive officers and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the registrant) at the registrant's request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary;
(2) the registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (3) the registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit; (4) the rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (5) the registrant may not retroactively amend the bylaw provisions in a way that it adverse to such directors, executive officers and employees.

    The registrant's policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the bylaws, as well as certain additional procedural protections. In addition, such indemnity agreements provide that directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the registrant, on account of their services as directors or executive officers of the registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the registrant. The registrant will not be obligated pursuant to the indemnity agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the registrant's board of directors or brought to enforce a right to indemnification under the indemnity agreement, the registrant's bylaws or any statute or law. Under the agreements, the registrant is not obligated to indemnify the indemnified party (1) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (2) for any amounts paid in settlement of a proceeding unless the registrant consents to such settlement; (3) with respect to any proceeding brought by the registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (4) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the registrant pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and related laws; (5) on account of the indemnified party's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (6) an account of any conduct from which the indemnified party derived an improper personal benefit; (7) on account of conduct the indemnified party believed to be contrary to the best interests of the registrant or its stockholders; (8) on account of conduct that constituted a breach of the indemnified party's duty of loyalty to the registrant or its stockholders; or (9) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

    The indemnification provision in the bylaws and the indemnification agreements entered into between the registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the registrant's officers and directors for liabilities arising under the 1933 Act.

    Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                              EXHIBIT
DOCUMENT                                                       NUMBER
--------                                                      --------
Form of Underwriting Agreement..............................    1.1
Amended and Restated Articles of Incorporation of
  Registrant................................................    3.1
Form of Certificate of Incorporation of Registrant, to be
  filed upon closing of the offering........................    3.2
Bylaws of Registrant, to be filed upon closing of the
  offering..................................................    3.3
Form of Indemnification Agreement entered into by the
  Registrant with each of its directors and executive
  officers..................................................    4.1

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since March 1997 or as otherwise indicated, the Registrant has issued and sold the following securities:

    From June 1996 to March 2000 we sold an aggregate of 701,439 shares of unregistered common stock to 43 directors, officers, employees, former employees and consultants at prices ranging from $0.25 to $1.10 per share, for aggregate consideration of approximately $677,000. These shares were sold pursuant to the exercise of options granted by the board of directors. As to each director, officer, employee, former employee and consultant of Kosan who was issued such securities, Kosan relied upon Rule 701 of the Securities Act of 1933, as amended (the "Securities Act"). Each such person purchased securities of Kosan pursuant to a written contract between such person and Kosan; in addition, Kosan met the conditions imposed under Rule 701(b).

    On April 3, 1998 and April 16, 1998, the registrant sold in the aggregate 1,818,182 shares of unregistered Series B preferred stock at a price per share of $8.25 to certain investors for aggregate cash consideration of approximately $15 million. The registrant relied upon Section 4(2) of the Securities Act in connection with the sale of these shares. Each investor who was not an accredited investor represented to the registrant that he or she had such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of the investment.

    On March 30, 2000, the registrant sold in the aggregate 804,196 shares of unregistered Series C preferred stock at a price per share of $31.00 to certain investors for aggregate cash consideration of approximately $24.9 million. The registrant relied upon Regulation D, Rule 506, of the Securities Act in connection with the sale of these shares. The sale of the Series C preferred stock was made in compliance with all the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors (as calculated pursuant to Rule 501(e) of Regulation D), and each investor who was not an accredited investor represented to the registrant that he or she had such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of the investment.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                  DESCRIPTION
---------------------   -----------
        1.1*            Form of Underwriting Agreement.

        3.1             Amended and Restated Articles of Incorporation of
                        Registrant.

        3.2             Form of Amended and Restated Certificate of Incorporation of
                        Registrant to be filed upon the closing of the offering made under the Registration Statement.

        3.3 Bylaws of Registrant to be filed upon the closing of the offering made under the Registration Statement.

        4.1*            Form of Registrant's Common Stock Certificate.

        4.2 Third Amended and Restated Registration Rights Agreement, dated March 30, 2000 between Registrant and certain shareholders.

        5.1*            Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation.

       10.1             Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.

       10.2             1996 Stock Option Plan, as amended.

       10.3             Form of Stock Option Agreement under the 1996 Stock Option
                        Plan, as amended.

       10.3             2000 Employee Stock Purchase Plan and related agreements.

       10.4 2000 Non-Employee Director Stock Option Plan and related agreements.

       10.8+            License Agreement between the Registrant and The Board of
                        Trustees of The Leland Stanford Junior University, dated
                        March 11, 1996; Letter to Mona Wan to confirm the agreement between Registrant and the Board of Trustees of the Leland
                        Stanford Junior University, dated September 21, 1998; and
                        Amendment No. 3 to License Agreement, dated March 20, 2000.

EXHIBIT
NUMBER                  DESCRIPTION
---------------------   -----------
       10.9+            Amendment No. 1 to License Agreement with the Board of
                        Trustees of The Leland Stanford Junior University, dated
                        March 1996.

       10.10+           License Agreement between Registrant and President and
                        Fellows of Harvard College, dated December 2, 1998.

       10.11+           Research and License Agreement between Registrant and
                        Ortho-McNeil Pharmaceutical Corporation and The R.W. Johnson
                        Pharmaceutical Research Institute, dated September 28, 1998.

       10.12+ Amendment No. 1 to the Research and License Agreement between the Registrant and Ortho-McNeil Pharmaceutical
                        Corporation and The R.W. Johnson Pharmaceutical Research
                        Institute, dated March 17, 2000.

       10.13            Sublease Agreement between Registrant and Lynx Therapeutics,
                        Inc., dated January 6, 1999.

       10.14            Consent to Sublease Agreement between Spieker Properties
                        L.P. and Lynx Therapeutics, Inc., dated September 17, 1999.

       10.15            Master Equipment Lease between Registrant and Phoenix
                        Leasing Incorporated, dated September 3, 1996.

       10.16            Master Loan and Security Agreement between Registrant and
                        Finova Technology Finance, Inc., dated August 25, 1998.

       10.17            Commitment Letter between Registrant and Finova Technology
                        Finance, Inc., dated August 25, 1998.

       10.18            Commitment Letter between Registrant and Finova Capital
                        Corporation, dated January 6, 2000

       10.19            Restated Promissory Note from Shareholder by and between
                        Registrant and Daniel V. Santi, M.D., Ph.D., dated December
                        23, 1998.

       10.20* Promissory Note from Shareholder by and between Registrant and Chaitan Khosla, Ph.D., dated September 22, 1999.

       10.21 Promissory Note from Shareholder by and between Registrant and Michael S. Ostrach, dated February 21, 2000.

       10.22 Promissory Note from Shareholder by and between Registrant and Susan M. Kanaya, dated February 21, 2000.

       10.23 Promissory Note from Shareholder by and between Registrant and Kevin Kaster, dated February 21, 2000.

       10.24            Employment Agreement between Registrant and Daniel V. Santi,
                        M.D., Ph.D., dated November 1, 1998.

       10.25 Employment Agreement between Registrant and Kevin Kaster, dated July 20, 1998.

       10.26            Employment Agreement between Registrant and Susan M. Kanaya, dated October 11, 1999.

       10.27            Employment Agreement between Registrant and Brian W.
                        Metcalf, Ph.D., dated March 15, 2000.

       23.1*            Consent of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation (included in Exhibit 5.1).

       23.2             Consent of Ernst & Young LLP, Independent Auditors.

EXHIBIT
NUMBER                  DESCRIPTION
---------------------   -----------
       24.1             Power of Attorney (See page II-6).

       27.1             Financial Data Schedule.

------------------------

*   To be filed by amendment

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

    (B) FINANCIAL STATEMENT SCHEDULES

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hayward, State of California, on this 30th day of March 2000.

                                                     KOSAN BIOSCIENCES, INC.

                                                     By:              /s/ DANIEL V. SANTI
                                                         --------------------------------------------
                                                                        Daniel V. Santi
                                                          CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE
                                                                      BOARD OF DIRECTORS

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints, jointly and severally, Daniel V. Santi and Michael S. Ostrach and each one of them, his true and lawful attorney-in-fact and agents, each with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURES                                    TITLE                    DATE
                     ----------                                    -----                    ----
                                                       Chief Executive Officer and
                 /s/ DANIEL V. SANTI                     Chairman of the Board of
     -------------------------------------------         Directors (Principal          March 30, 2000
                   Daniel V. Santi                       Executive Officer)

                                                       Vice President, Finance and
                 /s/ SUSAN M. KANAYA                     Chief Financial Officer
     -------------------------------------------         (Principal Financial and      March 30, 2000
                   Susan M. Kanaya                       Accounting Officer)

     -------------------------------------------       Director                        March   , 2000
                     Peter Davis

                     SIGNATURES                                    TITLE                    DATE
                     ----------                                    -----                    ----
     -------------------------------------------       Director                        March   , 2000
                    Jean Deleage

                 /s/ CHAITAN KHOSLA
     -------------------------------------------       Director                        March 30, 2000
                   Chaitan Khosla

                /s/ CHRISTOPHER WALSH
     -------------------------------------------       Director                        March 30, 2000
                  Christopher Walsh

                /s/ RAYMOND WHITAKER
     -------------------------------------------       Director                        March 30, 2000
                  Raymond Whitaker

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
        1.1*            Form of Underwriting Agreement.

        3.1             Amended and Restated Articles of Incorporation of
                        Registrant.

        3.2             Form of Amended and Restated Certificate of Incorporation of
                        Registrant to be filed upon the closing of the offering made under the Registration Statement.

        3.3 Bylaws of Registrant to be filed upon the closing of the offering made under the Registration Statement.

        4.1*            Form of Registrant's Common Stock Certificate.

        4.2 Third Amended and Restated Registration Rights Agreement, dated March 30, 2000 between Registrant and certain shareholders.

        5.1*            Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation.

       10.1             Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.

       10.2             1996 Stock Option Plan, as amended.

       10.3             2000 Employee Stock Purchase Plan and related agreements.

       10.4 2000 Non-Employee Director Stock Option Plan and related agreements.

       10.8+            License Agreement between the Registrant and The Board of
                        Trustees of The Leland Stanford Junior University, dated
                        March 11, 1996.

       10.9+            Amendment No. 1 to License Agreement with the Board of
                        Trustees of The Leland Stanford Junior University, dated
                        March 1996; Letter to Mona Wan to confirm the agreement
                        between Registrant and the Board of Trustrees of The Leland
                        Stanford Junior University, dated September 21, 1998; and
                        Amendment No. 3 to License Agreement, dated March 10, 2000.

       10.10+           License Agreement between Registrant and President and
                        Fellows of Harvard College, dated December 2, 1998.

       10.11+           Research and License Agreement between Registrant and
                        Ortho-McNeil Pharmaceutical Corporation, and The R.W.
                        Johnson Pharmaceutical Research Institute, dated September
                        28, 1998.

       10.12+ Amendment No. 1 to the Research and License Agreement between the Registrant and Ortho-McNeil Pharmaceutical
                        Corporation and The R.W. Johnson Pharmaceutical Research
                        Institute, dated March 17, 2000.

       10.13            Sublease Agreement between Registrant and Lynx Therapeutics,
                        Inc., dated January 6, 1999.

       10.14            Consent to Sublease Agreement between Spieker Properties
                        L.P. and Lynx Therapeutics, Inc., dated September 17, 1999.

       10.15            Master Equipment Lease between Registrant and Phoenix
                        Leasing Incorporated, dated September 3, 1996.

       10.16            Master Loan and Security Agreement between Finova Technology
                        Finance, Inc., dated August 25, 1998.

       10.17            Commitment Letter between Registrant and Finova Technology
                        Finance, Inc., dated August 24, 1998.

       10.18            Commitment Letter between Registrant and Finova Capital
                        Corporation, dated January 6, 2000

       10.19            Restated Promissory Note from Shareholder by and between
                        Registrant and Daniel V. Santi, M.D., Ph.D., dated December
                        23, 1998.

       EXHIBIT
       NUMBER           DESCRIPTION
---------------------   -----------
       10.20*           Promissory Note from Shareholder by and between Registrant and Chaitan Khosla, Ph.D., dated September 22, 1999.

       10.21 Promissory Note from Shareholder by and between Registrant and Michael S. Ostrach, dated February 21, 2000.

       10.22 Promissory Note from Shareholder by and between Registrant and Susan M. Kanaya, dated February 21, 2000.

       10.23 Promissory Note from Shareholder by and between Registrant and Kevin Kaster, dated February 21, 2000.

       10.24            Employment Agreement between Registrant and Daniel V. Santi,
                        M.D., Ph.D., dated November 1, 1998.

       10.25 Employment Agreement between Registrant and Kevin Kaster, dated July 20, 1998.

       10.26            Employment Agreement between Registrant and Susan M. Kanaya, dated October 11, 1999.

       10.27            Employment Agreement between Registrant and Brian W.
                        Metcalf, Ph.D., dated March 15, 2000.

       23.1*            Consent of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation (included in Exhibit 5.1).

       23.2             Consent of Ernst & Young LLP, Independent Auditors.

       24.1             Power of Attorney (See page II-6).

       27.1             Financial Data Schedule.

------------------------

*   To be filed by amendment

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.